UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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HNI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HNI CORPORATION

600 EAST SECOND STREET
MUSCATINE, IOWA 52761
563-272-7400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2017 Annual Meeting of Shareholders of HNI Corporation will be held at HNI Corporate Headquarters, 600 East Second Street, Muscatine, Iowa, on Tuesday, May 9, 2017, beginning at 10:30 a.m. (Central Daylight Time), for the purposes of:

1.	Electing the five Directors named in the accompanying proxy statement;

2.	Ratifying the Audit Committee’s selection of KPMG LLP as the Corporation’s independent registered public accountant for the fiscal year ending December 30, 2017;

3.	Holding an advisory vote to approve named executive officer compensation;

4.	Holding an advisory vote on the frequency of future advisory votes on named executive officer compensation;

5.	Approving the HNI Corporation 2017 Stock-Based Compensation Plan;

6.	Approving the 2017 Equity Plan for Non-Employee Directors of HNI Corporation;

7.	Approving the HNI Corporation Members’ Stock Purchase Plan; and

8.	Transacting any other business properly brought before the meeting or any adjournment or postponement.

The holders of record of HNI Corporation common stock, par value $1.00 per share, as of the close of business on March 10, 2017, are entitled to vote at the meeting.

You are encouraged to attend the meeting.

By Order of the Board of Directors,

Steven M. Bradford

Senior Vice President, General Counsel and Secretary

March 24, 2017

YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE USING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER HOLDER OF RECORD, TELEPHONE OR INTERNET VOTING WILL BE AVAILABLE TO YOU ONLY IF OFFERED BY THEM. THEIR PROCEDURES SHOULD BE DESCRIBED ON THE VOTING FORM THEY SEND TO YOU.

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HNI Corporation
600 East Second Street
Muscatine, Iowa 52761

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2017

HNI Corporation (the “Corporation,” “we,” “our” or “us”) is mailing this Proxy Statement, with the accompanying proxy card, to you on or about March 24, 2017, in connection with the solicitation of proxies by and on behalf of the Corporation’s Board of Directors (the “Board” or “Directors”) for the 2017 annual meeting of shareholders and any adjournment or postponement of the meeting (the “Meeting”). The Meeting will be held on Tuesday, May 9, 2017, beginning at 10:30 a.m., Central Daylight Time, at HNI Corporate Headquarters, 600 East Second Street, Muscatine, Iowa.

INFORMATION ABOUT VOTING

Who can attend and vote at the Meeting?

Shareholders of record as of the close of business on March 10, 2017 (the “Record Date”) are entitled to attend and vote at the Meeting. Each share of the Corporation’s common stock, par value $1.00 per share (“Common Stock”), is entitled to one vote on all matters to be voted on at the Meeting and can be voted only if the shareholder of record is present to vote or is represented by proxy. The proxy card provided with this Proxy Statement indicates the number of shares of Common Stock you own and are entitled to vote at the Meeting.

What constitutes a quorum at the Meeting?

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock (“Outstanding Shares”) on the Record Date will constitute a quorum. On the Record Date, there were 44,092,971 Outstanding Shares. To determine whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described on the following page) will be counted as present.

What will I be voting on?

●	Election of each of the five nominees for Director named on page 5 of this Proxy Statement under “Proposal No. 1 – Election of Directors.”

●	Ratification of the Audit Committee’s selection of KPMG LLP as the Corporation’s independent registered public accountant for the fiscal year ending December 30, 2017 (“Fiscal 2017”), as described on page 14 of this Proxy Statement under “Proposal No. 2 – Ratification of Audit Committee’s Selection of KPMG LLP as the Corporation’s Independent Registered Public Accountant for Fiscal 2017.”

●	Adoption of an advisory resolution approving the compensation of the Corporation’s named executive officers as described on page 37 of this Proxy Statement under “Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation.”

●	For “1 YEAR” frequency of future advisory votes on named executive officer compensation as described on page 38 of this Proxy Statement under “Proposal No. 4 – Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation.”

●	“FOR” approval of the HNI Corporation 2017 Stock-Based Compensation Plan, as described on page 38 of this Proxy Statement under “Proposal No. 5 - Approval of the HNI Corporation 2017 Stock-Based Compensation Plan.”

●	“FOR” approval of the 2017 Equity Plan for Non-Employee Directors of HNI Corporation, as described on page 43 of this Proxy Statement under “Proposal No. 6 - Approval of the 2017 Equity Plan for Non-Employee Directors of HNI Corporation.”

●	“FOR” approval of the HNI Corporation Members’ Stock Purchase Plan, as described on page 46 of this Proxy Statement under “Proposal No. 7 - Approval of the HNI Corporation Members’ Stock Purchase Plan.”

How do I vote?

We urge you to vote by “proxy” (one of the individuals named on your proxy card will vote your shares as you have directed) even if you plan to attend the Meeting so we will know as soon as possible whether a quorum exists for us to hold the Meeting. Follow the instructions on your enclosed proxy card. Telephone and internet voting is available to all registered and most beneficial holders.

Shareholders voting by proxy may use one of the following three options:

●	Fill out the enclosed proxy card, sign it and mail it in the enclosed, postage-paid envelope;

●	Vote by internet (if available, instructions are on the proxy card); or

●	Vote by telephone (if available, instructions are on the proxy card).

If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in “street name,” rather than held directly in your name, please refer to the information provided by your bank, broker or other holder of record to determine the options available to you.

The telephone and internet voting facilities for shareholders will close at 11:59 p.m. Eastern Daylight Time on May 8, 2017. If you vote by mail, you should mail your signed proxy card sufficiently in advance for it to be received by May 8, 2017.

If you hold shares through the Corporation’s retirement plan, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 4, 2017.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares “FOR” Proposal Nos. 2, 3, 5, 6 and 7, “FOR” election of each nominee for Director, and “1 YEAR” frequency of future advisory votes on named executive officer compensation, and in your proxy’s discretion as to any other business which may properly come before the Meeting.

How do I vote if my shares of Common Stock are held in “street name”?

You will need to instruct your broker, trustee or other nominee how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a legal proxy from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting. Your broker, trustee or other nominee has enclosed with this Proxy Statement, or will provide upon request, voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

What discretion does my broker, trustee or other nominee have to vote my shares of Common Stock held in “street name”?

A broker, trustee or other nominee holding your shares of Common Stock in “street name” must vote those shares according to specific instructions it receives from you. New York Stock Exchange (“NYSE”) rules determine the proposals (“Non-Routine Proposals”) on which brokers may not vote without specific instructions from you. Your shares will not be voted on any Non- Routine Proposal if you do not provide voting instructions, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted as present for purposes of determining a quorum.

It is important, if you hold shares in “street name,” you provide specific voting instructions to your broker, trustee or other nominee or your shares will not be voted with respect to Proposal Nos. 1, 3, 4, 5, 6 and 7 because they are Non-Routine Proposals for which your broker, trustee or other nominee may not vote your shares in its discretion.

Can I change or revoke my vote or revoke my proxy?

Yes. You may change your vote at any time before the proxy is voted at the Meeting. For shareholders of record, if you voted your proxy card by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the Meeting or by giving written notice to the Secretary. If you voted via the internet or by telephone you may also change your vote with a timely and valid later-dated internet or telephone vote, as the case may be, or by voting by ballot at the Meeting. Attendance at the Meeting will not revoke a proxy unless (a) you give proper written notice of revocation to the Secretary before the proxy is exercised or (b) you vote by ballot at the Meeting. Once voting is completed at the Meeting, you will not be able to revoke your proxy or change your vote.

If your shares are held in “street name,” you must follow the specific voting directions provided to you by your broker, trustee or other nominee to change or revoke any instructions you have already provided.

How do I vote my shares in the Corporation’s retirement plan?

If you participate in the Corporation’s retirement plan, the proxy card you receive will also include Common Stock allocated to your account. Properly completed and signed proxy cards, including telephone and internet voting, will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received (the “undirected shares”) from plan participants. The proportion of the undirected shares to which your instructions will apply will be equal to the proportion of the shares to which the trustee receives instructions represented by your shares.

How is the Corporation soliciting proxies?

The Corporation bears the cost of preparing, assembling and mailing the proxy materials related to the solicitation of proxies by and on behalf of the Board. In addition to the use of the mail, certain of the Corporation’s officers may, without additional compensation, solicit proxies in person, by telephone or through other means of communication. The Corporation will bear the cost of this solicitation.

How will my vote get counted?

Broadridge will use an automated system to tabulate the votes and will serve as the Inspector of Election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations identifying individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed either within the Corporation or to third parties, except:

●	as necessary to meet applicable legal requirements;

●	to allow for the tabulation of votes and certification of the vote; and

●	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Corporation’s management.

How do I get to the Meeting location?

The Meeting will be held at HNI Corporate Headquarters, 600 East Second Street, Muscatine, Iowa. If driving to the Meeting from Quad City International Airport, from the main exit traffic light go straight onto I-74 to I-280, turn right (cloverleaf) onto I-280 West, drive approximately 11 miles crossing the Mississippi River Bridge, take the second exit in Iowa (Exit 6 – Muscatine), at the traffic light turn left (west) onto Highway 61 South, continue approximately 22 miles to Muscatine, continue on Hwy 61 bypass, turn left (south) at traffic light onto Park Avenue, veer right at stop sign at five-way stop onto Second Street, HNI Corporate Headquarters is approximately one mile on the left. If driving to the Meeting on I-80, take Exit 271 (Hwy 38 South), drive approximately 12 miles, proceed through major intersection of Hwy 38 and Hwy 61, continue on Park Avenue, veer right at stop sign at five-way stop onto Second Street, HNI Corporate Headquarters is approximately one mile on the left.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card you receive.

The Securities and Exchange Commission (the “SEC”) has adopted rules permitting delivery of a single annual report and/or proxy statement to any household at which two or more shareholders reside, whom the Corporation believes to be members of the same family. If you wish to participate in this program and receive only one copy of future annual reports and/or proxy statements, please write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Your consent to receive only one copy of the annual report and/or proxy statement will remain in effect until Broadridge receives a written revocation notice from you, in which case the Corporation will begin sending individual copies within 30 days. The Corporation will continue to separately mail a proxy card for each registered shareholder account. The Corporation will promptly deliver separate copies of its annual report and/or proxy statement upon request. Shareholders may request copies by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, or calling the Corporation at 563-272-7123.

Did the Corporation utilize the SEC’s notice and access proxy rules for delivery of the voting materials this year?

No. The Corporation delivered its voting materials in the same manner as it has in the past. However, many shareholders have previously consented to receive electronic delivery of the proxy statement and annual report to security holders and therefore did not receive hard copies of these materials.

Why is the Corporation asking shareholders to approve, on a non-binding and advisory basis, named executive officer compensation again this year?

The Corporation is asking shareholders to approve, on a nonbinding, advisory basis, the compensation of the Corporation’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives (collectively, the “Named Executive Officers”), as disclosed below under “Executive Compensation” beginning on page 17 of this Proxy Statement. The Corporation’s shareholders expressed a preference for, and the Board recommended, holding an advisory vote to approve named executive officer compensation every year. The Board recommends shareholders vote “FOR” the resolution approving the compensation of the Named Executive Officers.

Where can I find the voting results of the Meeting?

The Corporation intends to announce preliminary voting results at the Meeting and will publish final results on a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Meeting and available on the Corporation’s website.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2017

The Proxy Statement and annual report to security holders are available at http://investors.hnicorp.com/Docs.

The Corporation provides its annual reports, annual meeting notices and proxy statements over the internet. If you wish to receive these documents in the future over the internet rather than receiving paper copies in the mail, please follow the instructions on your proxy card. These documents will be available on or about March 24, 2017, at http://investors.hnicorp.com/Docs. Once you give your consent, it will remain in effect until you notify the Corporation you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents at no charge by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, or calling the Corporation at 563-272-7123.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Amended and Restated By-laws, as amended, of HNI Corporation (the “By-laws”) currently provide for ten Directors and the Board currently consists of ten Directors. Nine of the ten Directors are independent Directors as further discussed on page 8 of this Proxy Statement under “Information Regarding the Board – Director Independence.” Stan A. Askren, Chairman, President and Chief Executive Officer of the Corporation, is the only Director currently employed by the Corporation and is not independent under the NYSE listing standards or the Corporation’s categorical independence standards for Directors (the “Categorical Standards”).

The Board is divided into three classes. Generally, one class is elected each year for a term of three years. The terms of the five nominees, all of whom are current Directors, expire in 2017. The Board has nominated four Director candidates, Miguel M. Calado, Cheryl A. Francis, John R. Hartnett and Brian E. Stern, each to serve a three-year term expiring at the Corporation’s 2020 annual meeting of shareholders. Additionally, in order to equalize the number of Directors in each class as required by the Corporation’s By-Laws and Iowa law, the Board has nominated one Director, Larry B. Porcellato, to serve a two-year term expiring at the Corporation’s 2019 annual meeting of the shareholders.

Director Nominations

The Board has adopted guidelines for identifying and evaluating candidates for Director. Under those guidelines, the Corporation’s Public Policy and Corporate Governance Committee (the “Governance Committee”) takes into account a number of factors when identifying potential nominees, including: possession of desired skills, experience and abilities identified by the Governance Committee; ability to communicate ideas and contribute to Board deliberations; independence from management; diversity; judgment, integrity and reputation; existing commitments to other businesses; potential conflicts of interest with other pursuits; and legal constraints. Although the Corporation has no specific policy on diversity, the guidelines broadly define diversity to include factors such as age, race, gender, education, ethnicity, career experience and personality; understanding of and experiences in manufacturing, distribution, technology, finance and marketing; and international experience and culture. The Governance Committee reviews these factors and others considered useful by the Governance Committee in the context of an assessment of the perceived needs of the Board from time to time. The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, Directors or others associated with the Corporation. The Governance Committee may also retain third-party search firms to identify potential nominees based on the Corporation’s established criteria for director candidates discussed above. The Governance Committee screens potential candidates and recommends suitable candidates to the Board for nomination.

The Corporation does not have minimum qualifications for Directors; however, Directors should possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation. The Board believes it should be comprised of Directors with varied and complementary backgrounds, which together build the overall strength of the Board.

Shareholders wishing to recommend a candidate for nomination by the Corporation as Director for inclusion in the Corporation’s proxy statement for the 2018 annual meeting of shareholders should write to the Corporation’s Corporate Secretary before September 30, 2017, and include the information required by Section 2.16(a)(2) of the By-laws. The Governance Committee will consider candidates for Director recommended by shareholders by applying the criteria for candidates described above and considering the additional information required by the By-laws.

Nominees for Election

The Board is nominating for election at the Meeting Miguel M. Calado, Cheryl A. Francis, John R. Hartnett, and Brian E. Stern, each for a term of three years and Larry B. Porcellato for a term of two years (collectively, the “Nominees”). The Nominees elected as Directors at the Meeting will hold office for the indicated term or until their respective successors are elected and qualified, subject to their prior death, resignation or removal.

Ms. Francis and Messrs. Calado, Porcellato and Stern were most recently elected as Directors at the Corporation’s 2014 annual meeting of shareholders. Mr. Hartnett was appointed to the Board on August 9, 2016 at the recommendation of the Governance Committee after its evaluation of Mr. Hartnett based on the key attributes, experience and skills described under “Director Nominations” above. Mr. Hartnett was identified by a third party firm engaged by the Board to assist in director recruitment. Below is biographical information as well as the particular experience, qualifications, attributes and/or skills of each Nominee which led the Board to conclude the Nominee should serve as a Director. In addition, each Nominee must possess the highest personal and professional integrity and ethics and a willingness and ability to devote the required time to the Corporation. The Board has determined each Nominee possesses these qualities.

Miguel M. Calado, age 61, has been a Director of the Corporation since 2004. Mr. Calado has been Vice President, Corporate Development and President of the iMAX Diagnostic Imaging Business Unit of Hovione SA, an international fine chemicals company with manufacturing facilities and offices in the United States, Europe and Asia, since 2014. Previously, from 2006 to 2014, he was the Vice President and Chief Financial Officer of Hovione SA. He has been an advising partner of The Trion Group, a strategic management consulting group based in Dallas, Texas, since 2006 and President of GAMCAL, LLC, an investment company, since 2006. He also serves as a member of the Advisory Board for the Business School of Catholic University of Portugal. Mr. Calado brings to the Board extensive international, general management, manufacturing and financial expertise derived primarily from his service as Chief Financial Officer of an international manufacturing company and prior service in various roles at several large, packaged and consumer goods public companies. These roles and companies include Executive Vice President and President, International for Dean Foods Company and several international finance roles for PepsiCo, Inc., including Senior Vice President, Finance and Chief Financial Officer, PepsiCo Foods International. Although Mr. Calado does not currently serve on the Corporation’s Audit Committee, he qualifies as an “audit committee financial expert.”

Cheryl A. Francis, age 63, has been a Director of the Corporation since 1999. Ms. Francis has been an independent business and financial advisor since 2000 and the Co-Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since 2008. Previously, from 2002 to 2008, she was the Vice Chairman of the Corporate Leadership Center. Ms. Francis is a director of Aon Corporation, the leading global provider of risk management services, insurance and reinsurance brokerage, and human resources solutions and outsourcing, and Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia and Asia. Ms. Francis brings to the Board significant financial expertise based primarily on her prior role as Chief Financial Officer of R.R. Donnelley & Sons Company and service on the audit and finance committees of other public companies. She also brings to the Board corporate governance experience through her service on the compensation and governance committees of other public companies, and executive leadership development experience based on Corporate Leadership Center work with CEOs, leading academic institutions and corporate executives. She currently serves on the Corporation’s Audit Committee and qualifies as an “audit committee financial expert.”

John R. Hartnett, age 56, has been a Director of the Corporation since August 2016. Mr. Hartnett is an Executive Vice President at Illinois Tool Works Inc., a Fortune 200 global multi-industrial manufacturing leader with seven industry-leading business segments. Mr. Hartnett has been with ITW for 36 years and currently heads its Welding segment. He brings to the Board extensive engineering, marketing, manufacturing and management experience from his numerous business roles at ITW including his most recent roles as head of ITW’s Construction Products segment.

Larry B. Porcellato, age 58, has been a Director of the Corporation since 2004. From 2009 to July 2014, Mr. Porcellato was the Chief Executive Officer of The Homax Group, Inc., a leading specialty application consumer products supplier to the home care and repair markets. Previously, from February 2007 to December 2008, he was an independent business consultant and, from 2002 to January 2007, he was the Chief Executive Officer of ICI Paints North America, a manufacturer and distributor of decorative coatings and a subsidiary of Imperial Chemical Industries PLC. Mr. Porcellato is a director of OMNOVA Solutions, Inc., an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces for a variety of commercial, industrial and residential end uses, and a director of privately held PSAV Holding LLC, an international, full-service technology in-house audiovisual provider. Mr. Porcellato brings to the Board chief executive officer experience in the building products industry through his former leadership of Homax and his former role as Chief Executive Officer of ICI Paints and financial expertise derived primarily from his service on the audit committee of another public company and previous finance and division leadership roles at other public companies. He also brings to the Board international and marketing expertise derived primarily from his service in various international and marketing roles at Rubbermaid Incorporated and Braun Canada Inc. and corporate governance experience through his service on the compensation and governance committees of another public company.

Brian E. Stern, age 69, has been a Director of the Corporation since 1998. Mr. Stern has been a director of Starboard Capital Partners, LLC, a financial sponsor that initiates, finances and partners with management and private equity investors in the acquisition of companies, since July 2007. He is a director and investor in Blackrock Microsystems LLC (Utah). Previously, from 2004 to June 2007, Mr. Stern was the Senior Vice President, Xerox, Fuji Xerox Operations of Xerox Corporation, a developer, marketer, manufacturer, financier and servicer of document processing products and services. Mr. Stern brings to the Board significant knowledge of the office products and office supplies industry and expertise in product development, sales and marketing derived primarily from his service in various roles for Xerox. He also has substantial experience in international operations, manufacturing, channels of distribution and general management, also based primarily on his service at Xerox.

The Corporation believes all Nominees listed above will be available to serve if elected. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the Meeting may be filled by the Board.

Required Vote

Election of the Nominees as Directors requires the affirmative vote of the holders of a majority of the Outstanding Shares voted at the Meeting. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AS DIRECTORS.

INCUMBENT DIRECTORS

Below is biographical information about each incumbent Director as well as the particular experience, qualifications, attributes and/or skills which led the Board to conclude the Director should serve as a Director. In addition, each Director must possess the highest personal and professional integrity and ethics and a willingness and ability to devote the required time to the Corporation. The Board has determined each Director possesses these qualities.

Messrs. Askren and Waters and Ms. Bell comprise a class of Directors whose terms will expire at the Corporation’s 2018 Annual Meeting.

Stan A. Askren, age 56, has been a Director of the Corporation since 2003. Mr. Askren has also been the Chairman and Chief Executive Officer of the Corporation since 2004 and the President of the Corporation since 2003. He is a director of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors and ceiling systems and a director of Allison Transmission Holdings, Inc., the world’s largest manufacturer of fully automatic transmissions for medium- and heavy duty-commercial vehicles and a leader in hybrid-propulsion systems for city buses. Mr. Askren brings to the Board extensive experience and knowledge of the Corporation’s business, operations and culture. He has worked for the Corporation for 23 years. Mr. Askren was vice president of marketing, an executive vice president and president of the Corporation’s hearth products operating segment. He worked in the Corporation’s office furniture operating segment as a group vice president of The HON Company and president of Allsteel Inc. Mr. Askren has served as the vice president of human resources and an executive vice president of the Corporation. Mr. Askren also brings to the Board finance and corporate governance experience through his service on the audit and compensation committees of other public companies.

Mary A. Bell, age 56, has been a Director of the Corporation since 2006. Ms. Bell is a business consultant and a retired Vice President of Caterpillar, Inc., the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. She led Caterpillar’s Building and Construction Products Division from 2008 until her retirement in 2015. From 2004 to 2007, she was the Vice President of Caterpillar’s Logistics Division and served as Chairman and President of Cat Logistics Services, Inc., formerly a wholly owned subsidiary of Caterpillar. Ms. Bell brings to the Board considerable logistics, manufacturing and dealer channel expertise and general management experience derived primarily from her service in various roles at Caterpillar.

Ronald V. Waters III, age 65, has been a Director of the Corporation since 2002. Mr. Waters has been an independent business consultant since May 2010. Previously, from 2009 to May 2010, he was a Director and the President and Chief Executive Officer of LoJack Corporation, a premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets and a leader in global stolen vehicle recovery, and, from 2007 to 2008, he was a Director and the President and Chief Operating Officer of LoJack. He is a director of Fortune Brands Home & Security, Inc., an industry-leading home and security products company, and Paylocity Corporation, a leading software provider of cloud-based payroll and human capital management software. From October 2012 to January 2015, Mr. Waters was a director of Chiquita Brands International, Inc., a leading international marketer and distributor of nutritious high-quality fresh and value-added food products. Mr. Waters brings to the Board chief executive officer experience through his former role as Chief Executive Officer of LoJack and significant finance expertise derived primarily from his service on the audit committee of two other public companies and previous roles as Chief Operating Officer at two public companies, Chief Financial Officer at Wm. Wrigley Jr. Company, Controller at The Gillette Company and partner of a large public accounting firm. He has extensive outside audit experience, and although Mr. Waters does not currently serve on the Corporation’s Audit Committee, he qualifies as an “audit committee financial expert.” Mr. Waters also brings to the Board international, law and information technology expertise derived primarily from his service in various roles at several large public companies.

Mses. Jones and Smith comprise a class of Directors whose terms will expire at the Corporation’s 2019 Annual Meeting.

Mary K.W. Jones, age 48, has been a Director of the Corporation since February 2016. Since January 2013, Ms. Jones has been Senior Vice President and General Counsel of Deere & Company, a world leader in providing advanced products and services for agriculture, construction, forestry and turf care. From 2010 through 2012, she served as Deere’s Vice President, Global Human Resources. Ms. Jones brings to the Board significant risk management, corporate governance and general legal expertise, derived largely from her role leading the Deere compliance and legal functions. In addition, she brings to the Board significant expertise in the areas of talent strategy, executive succession planning and compensation, derived from her former role as Deere’s Vice President, Global Human Resources.

Abbie J. Smith, age 63, has been a Director of the Corporation since 2000 and the Lead Director since May 2014. Ms. Smith is the Boris and Irene Stern Distinguished Service Professor of Accounting, and since 1999 has been a Chaired Professor, of The University of Chicago Booth School of Business, a national leader in higher education and research. She is a director of DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc. and Ryder System, Inc., a commercial transportation, logistics and supply chain management solutions company. Ms. Smith is also a trustee of The UBS Funds (Chicago), UBS Relations Trust, UBS SMA Relationship Trust and Fort Dearborn Income Securities, Inc. Ms. Smith brings to the Board considerable financial and corporate governance expertise based primarily on her extensive research and teaching at the University of Chicago and her service on mutual fund complex and other public company audit, performance, finance and nominating committees. Although Ms. Smith does not currently serve on the Corporation’s Audit Committee, she qualifies as an “audit committee financial expert.”

INFORMATION REGARDING THE BOARD

Director Independence

In addition to complying with NYSE listing standards and applicable SEC rules pertaining to director independence, the Corporation adopted the Categorical Standards, which are attached as Exhibit A to the Governance Guidelines and available on the Corporation’s website at www.hnicorp.com, under “Investors - Corporate Governance - Governance Guidelines.”

Under the Governance Guidelines, at least three-fourths of the Directors must meet the NYSE listing standards pertaining to director independence and the Categorical Standards. The Board has determined each Director, including each nominee for Director, other than Mr. Askren, has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization having a relationship with the Corporation) and is independent under the NYSE listing standards and the Categorical Standards, including any heightened independence standards applicable to a Director’s service on the Corporation’s Audit Committee (the “Audit Committee”), Human Resources and Compensation Committee (the “Compensation Committee”) or Governance Committee.

Mr. Askren, the Corporation’s Chairman, President and Chief Executive Officer, does not meet these independence standards because he is employed by the Corporation.

Board Committees

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Governance Committee. The Governance Committee fulfills the role of a nominating committee. Each committee operates under a written charter, which has been approved by the Board. The Board reviews each committee charter at least annually. Current copies of the committees’ charters can be found on the Corporation’s website at www.hnicorp.com, under “Investors - Corporate Governance - Committee Charters.” Shareholders may request a copy of the Board’s committees’ charters by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761. During 2016, each current Director attended all of the meetings of the committees on which the Director served as well as all Board meetings.

Audit Committee. The Audit Committee is comprised of Cheryl A. Francis, Chairperson, John R. Hartnett and Larry B. Porcellato. The Board has determined all members of the Audit Committee are financially literate under NYSE listing standards. The Board has also determined Ms. Francis is an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K. In accordance with the Audit Committee Charter, none of the Audit Committee members serve simultaneously on audit committees of more than three public companies. The Audit Committee met eight times during 2016. The Audit Committee appoints the Corporation’s independent registered public accountant and reviews the independent registered public accountant’s performance, independence, fees and audit plans. The Audit Committee also reviews the annual and quarterly financial statements; internal audit staffing, plans and reports; nonaudit services provided by the independent registered public accountant; the Corporation’s insurance coverage; and any other matters as directed by the Board, including key risk oversight.

Human Resources and Compensation Committee. The Compensation Committee is comprised of Ronald V. Waters, III, Chairperson, Mary A. Bell and Miguel M. Calado. In addition, each member qualifies as an “outside director” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The Compensation Committee met four times during 2016. The Compensation Committee reviews executive compensation; executive succession planning; benefit programs for all members; management’s recommendations on election of officers and human resources development; oversees evaluation of the Chairman and CEO by the Board; and any other matters as directed by the Board.

Public Policy and Corporate Governance Committee. The Governance Committee is comprised of Brian E. Stern, Chairperson, Abbie J. Smith and Mary K.W. Jones. The Governance Committee met four times during 2016. The Governance Committee serves as the nominating committee and identifies individuals qualified to serve as Directors of the Corporation consistent with criteria approved by the Board; recommends director nominees to the Board for the next annual meeting of shareholders; develops and recommends to the Board corporate governance principles applicable to the Corporation; oversees the Corporation’s finance policy, capital structure and evaluation of the Board and the Corporation by the Directors; and any other matters as directed by the Board.

Processes and Procedures for the Consideration and Determination of Director Compensation by Governance Committee

The Governance Committee is responsible for annually reviewing the compensation paid to Directors for service on the Board and for recommending changes in compensation to the Board, if appropriate. The Board is responsible for approving Director compensation based on recommendations of the Governance Committee. Neither the Governance Committee nor the Board delegates its authority with respect to setting Director compensation to any other person or group. However, the Corporation’s management may, at the request of the Governance Committee, assist the Governance Committee in its review of Director compensation, which may include recommending changes to compensation. Although it has not done so recently, the Governance Committee has authority to retain and terminate a consultant to assist in the evaluation of the compensation and benefits for Directors and to approve the consultant’s fees and other retention terms.

Processes and Procedures for the Consideration and Determination of Executive Compensation by Compensation Committee

The Compensation Committee is responsible for developing and implementing the Corporation’s compensation policies and programs for the Chairman and CEO and other senior executives as further discussed throughout the Compensation Discussion and Analysis (the “CD&A”) which begins on page 17 of this Proxy Statement.

Board Leadership Structure

The Corporation’s current board leadership structure consists of a combined Chairman and CEO position and nine independent Directors, one of whom has been designated Lead Director.

While certain of the conventional functions for the Chairman have been shared by all Directors, the Chairman position has traditionally been held by the Corporation’s CEO. The Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Corporation, which allows for a single, clear focus for management to execute the Corporation’s strategy and business plans. The Board believes this leadership structure has contributed to the long-term growth and financial success of the Corporation.

The Corporation has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by management. All Directors, with the exception of the Chairman, are independent as defined under NYSE listing standards, applicable SEC rules and the Categorical Standards, and all committees of the Board are comprised entirely of independent Directors. In addition, the Board and the Governance Committee have assembled a Board comprised of strong and sophisticated Directors who are currently or have recently been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills.

In February 2005, the Board adopted Lead Director Guidelines. The Lead Director’s duties and responsibilities include:

●	presiding at all meetings of the independent Directors;

●	communicating to the Chairman and CEO the substance of the discussions and consensus reached at the meetings of independent Directors;

●	encouraging the independent Directors and the Chairman and CEO to communicate with each other at any time and to act as principal liaison between the independent Directors and the Chairman and CEO on sensitive matters;

●	providing input to the Chairman and CEO on preparation of agendas for Board and committee meetings;

●	presiding at Board meetings when the Chairman and CEO is not in attendance;

●	acting as spokesperson for the Corporation in the event the Chairman and CEO is unable to act due to conflict of interest or incapacity; and

●	receiving and responding to communications from interested parties to the independent Directors.

Abbie J. Smith has been the Lead Director since May 2014.

The Board regularly meets in executive session without the presence of management and the independent Directors meet at least quarterly without the presence of management or the CEO. The Lead Director presides at these meetings and provides the Board’s guidance and feedback to the Chairman and CEO and the Corporation’s management team. Further, the Board has regular and complete access to the Corporation’s management team. At each Board and committee meeting, Directors receive valuable information and insight from management on matters impacting the Corporation as well as current and future issues.

Given the strong leadership of the Chairman and CEO, the counterbalancing role of the Lead Director and a Board comprised of strong and independent Directors, the Board believes it is in the best long-term interests of the Corporation and its shareholders to maintain a combined role of Chairman and CEO.

Board’s Role in Risk Oversight

The Board administers its risk oversight role primarily through its committee structure and the committees’ regular reports to the Board at each quarterly Board meeting. The Audit Committee meets frequently during the year (eight times in 2016) and discusses with management, the Corporation’s Vice President, Internal Audit, and the Corporation’s independent registered public accountant:

●	current business trends affecting the Corporation;

●	major risks facing the Corporation;

●	steps management has taken to monitor and control such risks; and

●	adequacy of internal controls that could significantly affect the Corporation’s financial statements.

At least annually, the Board discusses with management the appropriate level of risk relative to corporate strategy and business objectives and reviews with management the Corporation’s existing risk management processes and their effectiveness. The Audit Committee also reviews the Corporation’s enterprise risk management process for identification of, and response to, major risks. The Audit Committee provides the Board with a report concerning its risk oversight activities at each quarterly Board meeting. Each key risk identified for the Corporation is referred to the Board or assigned a committee of the Board for oversight and each committee regularly reports to the Board regarding these risks.

Compensation Risk Assessment

A senior management team, under the oversight of the Compensation Committee, annually conducts a risk assessment of the Corporation’s compensation policies and practices to ensure they do not encourage excessive risk taking by members which could result in a material adverse effect on the Corporation.

Based on this most recent compensation risk assessment, both management and the Compensation Committee believe the risks arising from the Corporation’s compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the Corporation.

Board Meetings

The Board held four regular meetings and no special meetings during 2016. All current Directors attended 100% of the meetings of the Board and of any committee on which he or she served.

In accordance with the NYSE listing standards regarding corporate governance and the Governance Guidelines, the Corporation’s non-management Directors meet in executive sessions without management present at each regular Board meeting. Ms. Smith, Lead Director, presides at these executive sessions. The Corporation’s non-management Directors met in executive sessions at all four regular Board meetings during 2016.

Director Attendance at Annual Meetings of Shareholders

All Directors are encouraged to attend annual meetings of shareholders when possible. Last year all Directors attended the 2016 annual meeting of shareholders.

Shareholder Communications with the Board

Shareholders and interested parties may communicate with the Lead Director, the Chairperson of the Governance Committee, the Senior Vice President, General Counsel and Secretary, or with the Corporation’s non-management Directors as a group, by sending an email to “BoardOfDirectors@hnicorp.com” or by writing to Lead Director, Chairperson of the Governance Committee, Senior Vice President, General Counsel and Secretary or Non-Management Directors at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, Attention: Corporate Secretary. All communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Directors. Any communications not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Corporation has adopted a written policy for review of transactions involving the Corporation (including the Corporation’s subsidiaries) and its Directors, executive officers and other related persons. The transactions subject to the policy include proposed, existing or completed transactions, arrangements or relationships in which the Corporation is a participant and in which any Director, executive officer or other related person has a direct or indirect material interest except:

●	transactions available to all members generally;
●	transactions involving less than $100,000 when aggregated with all similar transactions;
●	transactions involving compensation or indemnification of executive officers and Directors duly authorized by the appropriate Board committee;
●	transactions involving reimbursement for routine expenses in accordance with Corporation policy;
●	transactions in which a related person’s interest arises (a) only from the person’s position as a director of a corporation or organization, (b) only from the person’s direct or indirect ownership (which will include the ownership of any immediate family members of the related person) of less than a 10% equity interest in another person (other than a partnership) or (c) from the position as a director and ownership of less than 10%;
●	transactions in which a related person’s interest arises only from the ownership of a class of equity securities of the Corporation and all holders of the class receive the same benefits on a pro rata basis;
●	transactions in which the rate charged by a related person is determined by competitive bid; and
●	purchases of any products on the same terms available to all members generally.

The Corporation’s Office of the General Counsel (the “General Counsel”) performs the initial review of all transactions subject to the policy. Factors to be considered by the General Counsel in reviewing the transaction include:

●	whether the transaction is in conformity with the Corporation’s Member Code of Integrity (the code of business conduct and ethics) (the “Ethics Code”), the Governance Guidelines, the By-laws and other related policies, including outside business activities of officers and managers, outside directorships of officers and conflicts of interest, and is in the best interests of the Corporation;
●	whether the transaction is in the ordinary course of the Corporation’s business;
●	whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
●	the disclosure standards set forth in Item 404 of Regulation S-K or any similar provision; and

●	whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE listing standards pertaining to director independence and the Categorical Standards.

After reviewing the terms of the proposed transaction and taking into account the factors set forth above, the General Counsel will either:

●	approve the transaction if entered into in the ordinary course of business, for an aggregate amount of $120,000 or less and on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
●	disallow the transaction if not in the best interests of the Corporation;
●	recommend the Audit Committee review the transaction in advance; or
●	allow the transaction, subject to ratification by the Audit Committee, but only if the interests of the Corporation will be best served by allowing the transaction to proceed.

Quarterly, the General Counsel reports to the Audit Committee each known transaction to be considered by the Audit Committee pursuant to the policy, including the proposed aggregate value of each transaction and any other relevant information. After review, the Audit Committee approves, ratifies or disallows each transaction in accordance with the guidelines set forth above.

If the General Counsel learns of an ongoing or completed transaction, arrangement or relationship not submitted for prior review and approval, the General Counsel will:

●	in the case of an ongoing transaction, submit it to the Audit Committee for ratification, amendment or termination; or
●	in the case of a completed transaction, submit it to the Audit Committee for ratification, amendment or rescission.

For purposes of the policy, an “executive officer” is an executive officer of the Corporation subject to Section 16 of the Exchange Act.

For purposes of the policy, a “related person” is:

●	an executive officer, Director or Director nominee of the Corporation;
●	a person who is an immediate family member (including a person’s spouse, parents, stepparents, children, stepchildren, siblings, fathers- and mothers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than members) who share the person’s home) of an executive officer, Director or Director nominee;
●	a shareholder owning in excess of 5% of the Corporation’s voting securities (or its controlled affiliates), or an immediate family member of such 5% shareholder; or
●	an entity which is owned or controlled by a related person or an entity in which a related person has a substantial ownership interest.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

State Farm beneficially owns more than 5% of Common Stock. One of the Corporation’s office furniture business units has an office furniture purchase agreement with State Farm Insurance Companies. State Farm purchased approximately $283,624 of office furniture and related services in 2016. The Corporation’s General Counsel reviewed and approved the transaction and informed the Audit Committee in accordance with the Corporations related party transactions policy.

CODE OF BUSINESS CONDUCT AND ETHICS

The Corporation maintains the Ethics Code as part of its corporate compliance program. The Ethics Code applies to all Directors and members (i.e., employees), including the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Ethics Code is available for download on the Corporation’s website at www.hnicorp.com, under “Investors - Corporate Governance - Member Code of Integrity.” The Corporation intends to disclose amendments to or waivers of the Ethics Code granted to the individual executive officers listed above and the Directors on the Corporation’s website within four business days of such amendment or waiver. Shareholders may request a copy of the Ethics Code by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761.

ANTI-HEDGING POLICY

The Corporation’s insider trading policy prohibits hedging transactions. Specifically, the Corporation prohibits members, directors, or their designees, from hedging their ownership of the Corporation’s Common Stock (including prepaid variable forwards, equity swaps, collars and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation’s Common Stock, holding them in a margin account or engaging in short-term transactions with shares of the Corporation’s Common Stock.

CORPORATE GOVERNANCE GUIDELINES

The Governance Guidelines are available for download on the Corporation’s website at www.hnicorp.com, under “Investors - Corporate Governance - Governance Guidelines.” Shareholders may request a copy of the Governance Guidelines by writing to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761.

PROPOSAL NO. 2 – RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF KPMG LLP AS THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2017

The Audit Committee has selected KPMG LLP (“KPMG”) as the Corporation’s independent registered public accountant for Fiscal 2017.

The Board proposes shareholders ratify the Audit Committee’s selection of KPMG to serve as the Corporation’s independent registered public accountant for Fiscal 2017. The Audit Committee is directly responsible for the appointment of the independent registered public accountant. Although shareholder ratification of the Audit Committee’s selection of the independent registered public accountant is not required by the By-laws or otherwise, the Corporation is submitting the selection of KPMG to its shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of KPMG as the Corporation’s independent registered public accountant for Fiscal 2017 at the Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accountant.

Representatives of KPMG will be present at the Meeting, have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

Change in Independent Accounting Firm

The Audit Committee, at its meeting January 13, 2015, approved the appointment of KPMG to serve as the Corporation’s independent registered public accounting firm for Fiscal 2015 and dismissed PricewaterhouseCoopers LLP (“PwC”) effective upon the issuance of its reports on the consolidated financial statements as of and for the fiscal year ended January 2, 2015 and the effectiveness of internal control over financial reporting as of January 2, 2015 to be included in the Corporation’s Form 10-K for fiscal year ended January 3, 2015. On February 27, 2015, the Corporation filed its 2015 Annual Report on Form 10-K and its auditor-client relationship with PwC ended.

The reports of PwC on the Corporation’s consolidated financial statements as of and for the years ended January 2, 2015 and December 28, 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended January 2, 2015 and December 28, 2013, and during the subsequent interim period through February 27, 2015, there were no disagreements between the Corporation and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the Corporation’s financial statements for those periods, and there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Corporation provided PwC with a copy of the disclosures above made in a Current Report on Form 8-K/A, prior to its filing and requested from PwC a letter addressed to the SEC indicating whether it agrees with the disclosures. PwC provided the requested letter, which is attached as Exhibit 16.1 to the Corporation’s Form 8-K/A filed on February 27, 2015.

During the fiscal years ended January 2, 2015 and December 28, 2013 and the subsequent interim period through February 27, 2015, the Corporation did not consult with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, and neither a written report nor oral advice was provided to the Corporation that KPMG concluded was an important factor considered by the Corporation in reaching a decision as to an accounting, auditing or financial reporting issue; (ii) any matter subject to a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item

304(a)(1)(v) of Regulation S-K.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF KPMG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2017.

AUDIT COMMITTEE REPORT

The Board has adopted a written charter for the Audit Committee. A current copy of the charter is available on the Corporation’s website at www.hnicorp.com, under “Corporate Governance - Committee Charters.” The primary functions of the Audit Committee are set forth in its charter and on page 8 of this Proxy Statement under “Information Regarding the Board - Board Committees.”

All members of the Audit Committee are independent as defined in Section 303A.02 of the NYSE Listed Company Manual, Exchange Act Rule 10A-3(b)(1) and the Categorical Standards.

Management has represented to the Audit Committee the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Corporation’s independent registered public accountant. Management has also represented it has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2016, and has determined that, as of that date, the Corporation maintained effective internal control over financial reporting. The Audit Committee has reviewed and discussed with management and the Corporation’s independent registered public accountant this assessment of internal control over financial reporting. The Audit Committee has also discussed with the Corporation’s independent registered public accountant its evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the Corporation’s independent registered public accountant in accordance with regulations promulgated by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) including the matters required to be discussed by Auditing Standards No. 16, as adopted by the PCAOB.

The Audit Committee received and reviewed the written disclosures and the letter from the Corporation’s independent registered public accountant required by applicable requirements of the PCAOB regarding the Corporation’s independent registered public accountant’s communications with the Audit Committee concerning independence and discussed with the Corporation’s independent registered public accountant its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the consolidated financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE

Cheryl A. Francis, Chairperson

John R. Hartnett

Larry B. Porcellato

FEES INCURRED FOR KPMG LLP

The following table sets forth the aggregate fees billed to the Corporation for the audit and other services provided by KPMG LLP for fiscal 2016 and for fiscal 2015:

	Fiscal 2016	Fiscal 2015
Audit Fees (1)	$1,469,000	$1,300,000
Audit-Related Fees (2)	51,829	—
Tax Fees (3)	196,137	278,389
All Other Fees	—	—
Total	$1,716,966	$1,578,389

(1)	Audit fees represent fees for professional services provided in connection with the audit of the annual financial statements, review of quarterly financial statements and audit services provided in connection with other statutory and regulatory filings or engagements.
(2)	Audit-related fees represent accounting consultations.
(3)	Tax fees represent fees billed for tax compliance, tax advice and tax planning.

Pre-Approval of Fees

The Audit Committee may delegate to one or more members of the Audit Committee as it designates the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Corporation’s independent registered public accountant and associated fees. The delegated member or members must report any such pre-approvals of audit-related or non-audit related services and fees to the Audit Committee at its next scheduled meeting. All of the fees incurred in fiscal 2016 and fiscal 2015 were approved by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our CD&A describes the key features of our executive compensation program and the Compensation Committee’s approach in deciding 2016 compensation for our Named Executive Officers:

Name	Title
Stan A. Askren	Chairman, President and Chief Executive Officer, HNI Corporation

Kurt A. Tjaden	Former Chief Financial Officer, HNI Corporation (currently President, HNI International and continuing to serve as Senior Vice President, HNI Corporation)*

Jerald K. Dittmer	Executive Vice President, HNI Corporation; President, The HON Company

Jeffrey D. Lorenger	Executive Vice President, HNI Corporation; President, HNI Contract Furniture Group

Marco V. Molinari	Former Executive Vice President, HNI Corporation; President, HNI International*

*Mr. Tjaden was appointed President, HNI International, effective January 19, 2017, replacing Marco V. Molinari who retired January 31, 2017. Marshall H. Bridges was appointed Vice President and Chief Financial Officer, effective January 19, 2017.

The CD&A is divided into five parts:

1.       2016 Financial Highlights

2.       Executive Compensation Overview

3.       Executive Compensation Objectives and Governance

4.       Executive Compensation Elements

5.       Additional Compensation Programs and Policies

Following the CD&A is a Compensation Committee Report and compensation tables.

1. 2016 Financial Highlights

In 2016, we achieved solid financial performance, made significant progress toward our long-term strategic and financial goals, and delivered attractive cash returns to our stockholders. We delivered an improvement in non-GAAP earnings on lower sales. We improved our operating margin while continuing significant long-term investments, transforming and restructuring multiple operations.

*Amounts represent non-GAAP values. See GAAP to non-GAAP reconciliation in Appendix A to this Proxy Statement.

2. Executive Compensation Overview

Primary Compensation Elements

The primary elements of our compensation program are base salary, and annual and long-term performance-based incentive opportunities. These primary elements were chosen to attract the best talent and drive long-term shareholder value creation.

Element	Description	Purpose
Base Salary (see page 21)	Annual cash compensation.	Compensation for expected day-to-day responsibilities. Pay adjustments are based on capabilities, responsibilities and market factors.
Annual Incentive Opportunity (see page 21)	Targeted variable compensation equal to a percentage of base salary paid once a year and based 80% on economic profit and 20% on individual objectives.	Focus executives on annual performance goals, typically financially driven.
Long-term Incentive Opportunity (see page 24)	Variable performance compensation typically in the form of stock options, restricted stock units and cash earned at the end of three-year period based on economic profit goals.	Align executives’ decisions with long-term shareholder value creation. Promote executive retention.

Other Key Compensation Practices

The Compensation Committee regularly reviews developments in executive compensation and governance and adjusts our practices and policies.

Compensation Practice		HNI Practice

What We Do

Pay for performance	√	A large majority of executive compensation is based on achievement of long-term value creation.
Stock ownership guidelines	√	Stock ownership guidelines require the CEO to hold shares valued at 5x base salary and other Named Executive Officers at 3x base salary.
Double trigger change in control	√	Both a change in control and involuntary termination are required for the change in control agreement to take effect.
Clawback policy	√	Performance-based compensation will be canceled or reclaimed if an executive engages in fraud or financial misconduct.
Anti-hedging policy	√	Officers and directors are prohibited from hedging or pledging transactions with respect to HNI stock.
Independent compensation Consultant	√	The Compensation Committee engages an independent compensation consultant who works only for the Committee.
Annual shareholder Say on Pay	√	The Corporation holds an annual advisory vote regarding Named Executive Officer compensation.
Annual compensation risk assessment	√	The Compensation Committee reviews a risk assessment of Named Executive Officer compensation program every year.

What We Don’t Do

No repricing of underwater options	X	Underwater options are not repriced or replaced.
No perquisites	X	Perquisites are not provided to executives or directors.
No employment contracts	X	Neither the CEO nor any other Named Executive Officers have an employment contract.
No dividends on unearned performance awards	X	Dividends are not paid on restricted stock units.
No supplemental executive benefits	X	Executive officers are not offered additional benefits beyond those generally available to all members.

3. Executive Compensation Objectives and Governance

Philosophy and Objective

The Corporation’s Board believes in aligning the compensation of the Corporation’s leadership with creating long-term value for shareholders and other important stakeholders, including members and customers. Governance of the executive compensation program, including hands-on involvement of the Compensation Committee, is guided by this principle.

Pay for Performance

The executive compensation program for 2016 highlights the Corporation’s pay for performance philosophy, with a large majority of each senior executive’s compensation tied to the achievement of long-term value creation, awarded through performance-based annual and long-term awards and stock options. Shareholders have continued to voice their support for the Corporation’s pay for performance compensation program— approximately 96% of votes cast in last year’s Say on Pay vote approved the compensation of the Named Executive Officers.

The Corporation believes economic profit is the best indicator of long-term shareholder value creation and uses economic profit to measure financial performance goal achievement under the annual and long-term incentive plans. Economic profit is defined as after-tax operating profit less a charge for invested capital. Economic profit promotes the simultaneous optimization of growth, earnings and capital efficiency.

Pay Mix

For 2016, the target compensation mix for the CEO and other Named Executive Officers is shown below. Approximately 81% of CEO compensation and 72% of all other Named Executive Officers’ compensation is considered variable based on achieving financial and strategic objectives.

Compensation Committee and Independent Directors

The Compensation Committee has primary responsibility for design and implementation of the executive compensation program. The Compensation Committee reviews and recommends to the Board for approval by the independent Directors all elements of the CEO’s compensation. The Compensation Committee considers recommendations from the CEO and approves all elements of compensation of the Named Executive Officers (other than the CEO) except equity grants which are approved by the independent Directors, upon recommendation by the Compensation Committee.

The Corporation’s Member and Community Relations, Law, and Finance Departments support the Compensation Committee and the Board in a variety of ways related to executive compensation, including conducting executive compensation benchmarking, preparing compensation-related materials and providing updates on corporate governance laws and best practices.

The Compensation Committee occasionally retains an outside compensation consultant to provide recommendations for structuring and designing the Corporation’s executive compensation program, selecting a peer group for benchmarking, and establishing competitive incentive award targets. Neither the Corporation nor the Compensation Committee engaged a compensation consultant in 2016. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the compensation consultant in 2015 and determined, based on an analysis of relevant factors including those required by the SEC, FW Cook had no conflict of interest in providing services to the Compensation Committee.

Compensation Program Changes in 2016 and 2017

The Compensation Committee did not make any structural changes to the executive compensation program in 2016. In 2017, 20% of the Annual Incentive for executives is based on achievement of the Board approved organic sales plan; in 2016, this 20% was based on achievement of individual objectives. The remaining 80% of the award will continue to be based on economic profit.

Benchmarking with Market Data

CEO Benchmarking

The Compensation Committee compares our CEO compensation to the below-listed peer companies. The Compensation Committee includes companies in similar industries or with a similar level of business complexity, manufacturing approach, or go-to market structure with whom we may compete for talent. Additionally, the Compensation Committee considers the relative size of the companies, including market capitalization and net sales, business models featuring decentralized operating units, and employee headcount. In 2015, FW Cook provided analysis and recommendations on the Corporation’s peer group, resulting in the removal of BE Aerospace Inc. and the addition of Kennametal Inc. to the peer group for 2016.

Company	Annual Revenues ($ billions)	Company	Annual Revenues ($ billions)
Leggett & Platt, Incorporated	$3.9	A.O. Smith Corporation	$2.5
Carlisle Companies Incorporated	$3.5	Armstrong World Industries, Inc.	$2.4
Lennox International Inc.	$3.5	Donaldson Company, Inc.	$2.2
Regal Beloit Corporation	$3.5	Herman Miller, Inc.	$2.2
Snap-On Incorporated	$3.4	Kennametal Inc.	$2.1
Steelcase Inc.	$3.1	Briggs & Stratton Corporation	$1.8
Valmont Industries, Inc.	$2.6	Actuant Corporation	$1.2
Lincoln Electric Holdings Inc.	$2.5	Knoll Inc.	$1.1

HNI Corporation annual revenue: $2.3 Billion.

At the direction of the Compensation Committee, FW Cook conducted a comprehensive compensation analysis for chief executive officers of peer group companies (“CEO Compensation Review”) in 2015 based on data available from 2014. While the Compensation Committee reviews compensation levels and practices every year, it requests a thorough market analysis every two years as pay practices and market pay ranges do not change dramatically over a one year period.

The Compensation Committee utilized the CEO Compensation Review to establish the elements and targets of the CEO’s compensation for 2016, aged using a 3% annual increase to the base salary data. The target for total CEO compensation is set at the median of the peer group.

Market Data for Other Named Executive Officers

The Compensation Committee annually monitors base salary and annual and long-term incentive compensation of more than 3,000 companies using the following commercially available compensation survey reports (collectively, the “Survey Reports”):

●	Towers Watson, U.S. Compensation Data Bank – General Industry Executive Database, Single Regression Report dated March 1, 2015;

●	Mercer Human Resource Consulting – US Mercer Benchmark Database, Executive Compensation Survey dated August 1, 2015; and

●	Towers Watson Data Services – CompSource Online, Survey Report on Top Management Compensation dated March 1, 2015.

In 2016, the Compensation Committee followed its regular process of using the Survey Reports to help establish the elements and targets of the Named Executive Officers’ compensation (except the CEO), considering the responsibilities and capabilities of each executive officer.

4. Executive Compensation Elements

Base Salary

For 2016, the base salary for each Named Executive Officer was appropriately indexed from the market median for the relevant position. Mr. Askren’s base salary was set slightly above the market median in recognition of his demonstrated leadership, track record of performance over multiple economic cycles, significant capabilities highly relevant to the businesses and operations of the Corporation, and additional role as Chairman of the Board.

Actual base salaries may be higher or lower than the market median based on the following factors, which are considered annually by the Compensation Committee (and independent Directors in the case of the CEO’s base salary) when determining changes in base salary:

●	demonstrated growth, development and advancement;

●	individual performance and competency; and

●	value of experience both in service to the Corporation and other experience.

The Compensation Committee conducts the CEO’s annual base salary review at the February Board meeting and all independent Directors participate with the Compensation Committee in this review. For other executive officers, the Compensation Committee normally approves base salary changes annually at the Board meeting prior to the anniversary date of each officer’s appointment.

Based on a combination of performance, personal growth and market factors, the Compensation Committee (and with respect to the CEO’s base salary, the independent Directors) awarded the following base salaries:

Name	2015 Annual Base Salary ($)	2016 Annual Base Salary ($)	Increase ($)	Increase (%)	Approximate Market Median Annual Base Salary ($)	2016 Base Salary as Percentage of Market Median (%)
Stan A. Askren	1,086,750	1,135,654	48,904	4.5	980,792	116
Kurt A. Tjaden	423,550	440,490	16,940	4.0	461,462	95
Jerald K. Dittmer	475,755	491,930	16,175	3.4	486,213	101
Jeffrey D. Lorenger	447,100	467,220	20,120	4.5	485,229	96
Marco V. Molinari	408,477	416,646	8,169	2.0	419,534	99

The increases awarded to these individuals were generally consistent with the average increase for members across the Corporation. Base salary comprised no more than 29% of any Named Executive Officer’s compensation.

Annual Incentive

The Named Executive Officers are eligible for annual incentive compensation under the Annual Incentive Plan. The Annual Incentive Plan design encourages focus by the Named Executive Officers on both annual financial achievements and individual contributions to the Corporation’s strategic objectives.

For 2016, key features of the Annual Incentive Plan were:

Award Target as a % of Base Salary		Basis of Award Achievement
CEO	120%	Achievement of Financial Performance Goals	80%
Other Named Executive Officers	75%	Attainment of Individual Objectives	20%

The CEO’s annual incentive compensation award target is a greater percentage of base salary than the targets for the other Named Executive Officers because the CEO has the greatest potential impact on the Corporation’s annual performance.

The awards are paid in February following the year in which they are earned. Termination of employment other than due to death, disability, retirement or a change in control of the Corporation prior to the end of the year in which an award is earned results in loss of outstanding awards. The awards are paid in cash unless the executive requests and the Compensation Committee approves taking all or part of the payment in the form of Common Stock or the Compensation Committee determines the executive’s stock ownership does not reflect appropriate progress toward the executive’s goal.

Under the Annual Incentive Plan, the Corporation achieved economic profit of $43.0 million in 2016, compared to economic profit of $53.3 million for 2015. The following table sets forth aggregate payouts under the Annual Incentive Plan for each Named Executive Officer for 2016:

Name	Annual Incentive Compensation Award Target ($)	Actual Award Payout Attributable to Financial Goals ($)	Actual Award Payout Attributable to Individual Objectives ($)	Total Payout ($)	Actual Payout as % of Target (%)
Stan A. Askren	1,362,785	1,504,514	269,831	1,774,345	130
Kurt A. Tjaden	330,368	364,726	65,413	430,139	130
Jerald K. Dittmer	368,948	590,317	68,624	658,941	179
Jeffrey D. Lorenger	350,415	311,168	66,579	377,747	108
Marco V. Molinari	312,485	374,982	51,873	426,855	137

Each Named Executive Officer received the 2016 Annual Incentive Plan award payout in cash.

Financial Performance Goals

The Compensation Committee uses the annual financial plan, approved by the Board in February, to establish economic profit goals for the Corporation and each core business unit. Economic profit goals are based on strategic opportunities with consideration of current market conditions (e.g., strength of the housing market, global economy or corporate earnings) and business opportunities (e.g., launch of new product line or integration of recently acquired business).

Payout ranges are set between 0% and 200% of the economic profit target with an achievement threshold of 35% to receive a minimum payout. Payout levels are expected to be between 80% and 120% of target in most years and average approximately 100% of target over time. The Compensation Committee establishes the target level of economic profit as an aggressive but achievable goal for the Corporation as a whole or any business unit based on economic and competitive conditions at the time goals are established.

Messrs. Askren and Tjaden are eligible for awards based on the financial performance of the Corporation while Messrs. Dittmer, Lorenger and Molinari are eligible for awards based on the financial performance of each executive’s individual area of responsibility (one or more business units). This structure aligns executives’ interests with the financial performance of their relevant areas of responsibility.

For 2016, the economic profit goal for the Corporation was $38.5 million, and actual economic profit achievement was $43.0 million, resulting in 138% payout as reflected in the table below. Economic profit achievement, and therefore payouts under the financial portion of the Annual Incentive Plan for Messrs. Askren and Tjaden, was above the target primarily due to strong earnings by the Corporation’s office furniture segment.

Economic Profit Achievement ($)	Financial Component of Annual Incentive Compensation Award – Payout (%)
Less than $24,474,000	0%
$24,474,000	35%
$27,701,000	50%
$33,079,000	75%
$38,456,000	100%
$41,437,000	125%
$44,418,000	150%
$47,399,000	175%
$50,379,000	200%

Messrs. Askren and Tjaden earned payouts of $1,504,514 and $364,726, respectively, under the financial component of the Annual Incentive Plan. These amounts were calculated as follows:

●	For Mr. Askren: ($1,362,785 * 80%) * 138%

●	For Mr. Tjaden: ($330,368 * 80%) * 138%

The financial component of Mr. Dittmer’s annual incentive compensation award is based on the achievement of the economic profit goals of The HON Company, the Corporation’s business unit for which he is responsible. The financial component of Mr. Lorenger’s annual incentive compensation award is based on achievement of the economic profit goals of the Contract Furniture Group. The financial component of Mr. Molinari’s annual incentive compensation award is based on achievement of the economic profit goals of HNI International. The Corporation considers the economic profit goals and achievements of these business units confidential and does not disclose them, or individual operating company results, publicly.

As for all Named Executive Officers, the economic profit performance goals for Messrs. Dittmer, Lorenger, and Molinari are set aggressively and require superior performance by the officers and their corresponding business units and areas of responsibility. Nonetheless, because the Corporation and Board expect superior performance on a consistent basis, Messrs. Dittmer, Lorenger, and Molinari are expected to achieve 100% of target over time on the financial component of their respective annual incentive compensation awards under the Annual Incentive Plan.

Individual Objectives

Each Named Executive Officer’s individual objectives are based on broad strategic objectives of the Corporation or one or more business units and are defined and measured within the year. The independent Directors annually review and approve the CEO’s individual objectives. The CEO annually reviews and approves the individual objectives of each other Named Executive Officer. Individual objectives are designed to focus each Named Executive Officer on those matters having a significant impact on their individual area of responsibility.

At year-end, the CEO evaluates Named Executive Officers’ performance against their individual objectives and recommends an achievement percentage for Compensation Committee approval. Achievement percentages for each objective range from 0% to 125%. The independent Directors, after reviewing the CEO’s self-evaluation, determine the achievement percentage of the CEO’s individual objectives.

A summary of each Named Executive Officer’s individual objectives for 2016 is shown below.

Name		Individual Objectives
Stan A. Askren	●	enhance customer value and market impact by enhancing brand strength, tailoring and focusing business and selling models and driving impactful product and solutions development;
	●	build best cost, lean enterprise by leading business system transformation, accelerating HNI-wide leverage and driving consistent flawless execution; and
	●	enhance culture and capabilities by leveraging core culture and values and enhancing member engagement, leadership development and diversity.
Kurt A. Tjaden	●	provide leadership in achievement of breakthrough objectives and successfully deliver revolving credit facility refinancing;
	●	lead business system transformation to successful implementation on-time and on-budget with appropriate quality; and
	●	lead corporate finance and information technology functions to deliver efficient and effective processes and controls and increased value creation, along with specified annual savings.
Jerald K. Dittmer	●	accelerate portfolio innovation and deliver breakthrough objectives for HON;
	●	drive growth in HON’s transactional and commercial contract businesses; and
	●	enhance customer experience.
Jeffrey D. Lorenger	●	lead Contract Furniture Group profit transformation and achievement of breakthrough objectives; and
	●	lead distribution strategy to maximize long-term positioning for Contract Furniture Group.
Marco V. Molinari	●	accelerate HNI International profit growth; and
	●	deepen core capabilities.

The Compensation Committee and the CEO (and with respect to the CEO, the independent Directors) determined the Named Executive Officers delivered significant results on the stated goals resulting in attainment of individual objectives from 83% to 99%.

Long-Term Incentive

In 2016, 75% of each Named Executive Officer’s long-term incentive compensation opportunity was granted in stock options, which vest in February 2020, and 25% was granted in performance-based cash awards earned over three annual performance periods.

Long-term incentive compensation is designed to focus executives on long-term value creation for shareholders measured by objective financial performance metrics and long-term stock price appreciation and incent executives to remain with the Corporation. Long-term incentive compensation is provided through annual:

●	performance-based awards with rolling three-year performance periods under the Long-Term Performance Plan; and

●	equity grants to select executives, including all Named Executive Officers, under the 2007 Stock-Based Compensation Plan (the “Stock Plan”).

The two types of long-term incentive compensation provide an appropriate balance between emphasizing financial performance (Long-Term Performance Plan awards) and stock price performance (stock options). The Compensation Committee and the Board annually evaluate and approve the award targets to ensure alignment with the Corporation’s incentive compensation philosophy.

The table below shows the total long-term incentive compensation award targets for each Named Executive Officer.

Name	Total Long-Term Incentive Compensation Target ($)	Total Long-Term Incentive Compensation Award Target (% of Annual Base Salary at Time of Award)
Stan A. Askren	3,406,961	300
Kurt A. Tjaden	635,322	150
Jerald K. Dittmer	951,508	200
Jeffrey D. Lorenger	934,439	200
Marco V. Molinari	612,716	150

Stock Awards

Under the Stock Plan, the Board grants stock options with an exercise price equal to the closing price of a share of Common Stock on the date of grant. Annual grants typically occur at the February Board meeting. The Board may grant stock options, Long-Term Performance Plan awards or restricted stock units throughout the year for a new hire, a significant promotion or other special circumstances. The amount of income realized by an executive from an option is equal to the stock appreciation between the grant and the exercise dates, which aligns the interests of the Named Executive Officers with the long-term value creation for shareholders. Stock option grants are limited to a group of executives (68 in 2016, including all Named Executive Officers) who have the ability through their leadership and strategic actions to significantly impact the Corporation’s long-term performance and, consequently, its stock price. In its history, the Corporation has never re-priced stock options.

The Corporation uses the Black-Scholes option valuation method to calculate the number of options granted, which is based on the targeted dollar value of the award. All stock options cliff-vest four years and expire ten years after the date of grant. Early termination of employment other than due to death, disability, retirement or a change in control of the Corporation results in forfeiture of unvested option awards and a reduction in the exercise period of vested option awards. This policy is designed to motivate executives to focus on long-term value creation and support retention.

The Board granted stock options to each Named Executive Officer on February 17, 2016. The exercise price for stock options, which is the closing price of a share of Common Stock on the date of grant, was $32.03 per share. See the following option valuation table for additional details regarding stock option awards in 2016 for each Named Executive Officer:

Name	Targeted Value of Stock Options Granted in 2016 ($) (1)	Stock Options Granted (#)
Stan A. Askren	2,555,221	262,883
Kurt A. Tjaden	476,492	49,022
Jerald K. Dittmer	713,631	73,419
Jeffrey D. Lorenger	700,829	72,102
Marco V. Molinari	459,537	47,277

Notes

(1)	The Black-Scholes option value for award purposes was $9.72 and differs from the Black-Scholes option value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), for financial statement reporting purposes ($8.75). The difference between the Black-Scholes option value for award purposes and for financial statement reporting purposes results from utilizing a ten-year option life when calculating the value of an award and a six-year expected option life when reporting the value of the award under FASB ASC Topic 718. Utilization of the ten-year option life when calculating the value of an award results in fewer options granted to executives due to the higher option value produced.

Cash Awards

Actual performance is measured each year, with one-third of the cash award earned based on economic profit achievement in each of the three years covered by the plan. Achievement for each year may range from 0% to 200% of the annual award target, with a 25% threshold level. Economic profit achievement representing a 100% payout level is established as an aggressive but achievable goal for the Corporation based on economic and competitive conditions at the time goals are established. Payout levels are expected to average approximately 100% across multiple performance periods and failure to achieve a 25% payout level or achievement of a 200% payout level will occur infrequently.

Under the Long-Term Performance Plan, economic profit is defined as after-tax operating profit less a charge for invested capital, with cash normalized to a fixed amount for purposes of the calculation. The amount of economic profit calculated under the Long-Term Performance Plan differs from the Annual Incentive Plan because the Long-Term Performance Plan’s definition assumes a fixed level of cash to eliminate the effect of a change in corporate cash management strategy during the period.

The 2016-2018 Plan award covers a three-year performance period (2016, 2017 and 2018). The Compensation Committee recommended, and the Board approved, the economic profit goals for each year in the performance period in February 2016. No portion of the award will be paid out until the first quarter of 2019, and a Named Executive Officer must remain continuously employed by the Corporation (other than leaving employment as a result of death, disability, retirement or in connection with a change in control of the Corporation) through the last day of 2018 to receive a payout.

Economic profit achieved by the Corporation in 2016 was measured against (i) the performance goal for the first year of the 2016-2018 Plan, (ii) the performance goal for the second year of the Long-Term Performance Plan for 2015-2017 (the “2015-2017 Plan”) and (iii) the final year of the Long-Term Performance Plan for 2014-2016 (the “2014-2016 Plan”). For 2016, the Corporation’s economic profit was:

●	$18.4 million, under the 2016-2018 Plan, resulting in an earned award of 90% for 2016;

●	$18.3 million under the 2015-2017 Plan, resulting in an earned award of 0% for 2016; and

●	$17.8 million under the 2014-2016 Plan, resulting in an earned award of 29% for 2016.

The difference between the economic profit for 2016 under the three plans is attributable to the use of a different weighted average cost of capital assumption (as one target was set in 2014, one was set in 2015 and the other in 2016) and the treatment of the economic profit impact of an acquisition. A discussion of the 2014-2016 and 2015-2017 Plans was contained in the Proxy Statement for the 2015 Annual Meeting and the 2016 Annual Meeting, respectively. The following table represents the Economic Profit targets set for the 2016 year under the three plans.

	2016 Economic Profit Matrix
Payout %	2016-2018 Plan	2015-2017 Plan	2014-2016 Plan
25%	2,000,000	50,000,000	16,000,000
50%	8,000,000	58,000,000	27,000,000
75%	14,000,000	67,000,000	38,000,000
100%	21,000,000	75,000,000	49,000,000
125%	23,000,000	80,000,000	57,000,000
150%	25,000,000	86,000,000	64,000,000
175%	28,000,000	91,000,000	72,000,000
200%	30,000,000	97,000,000	80,000,000

The economic profit target and payouts for 2016 differ between the 2016-2018 Plan, the 2015-2017 Plan and the 2014-2016 Plan as a result of the Compensation Committee recommending, and the Board approving, an economic profit target for each year in a Long-Term Performance Plan at the beginning of the Long-Term Performance Plan (e.g., the 2016 economic profit target under the 2014-2016 Plan was set in February 2014). The differences in target value result primarily from changing assumptions on national and global economic performance as well as an additional year of actual performance for the Corporation.

The Named Executive Officers earned the following amounts under the Long-Term Performance Plan based on 2016 performance:

Name	Long Term Performance Plan	Target Award for 2016 Performance Period ($)	Actual 2016 Performance Period Achievement (%)	Award Earned for 2016 Performance Period Achievement ($)
Stan A. Askren	2016-2018	283,913	90	255,522
	2015-2017	271,688	0	—
	2014-2016	262,500	29	76,125
	Total	818,101		331,647
Kurt A. Tjaden	2016-2018	52,944	90	47,649
	2015-2017	50,907	0	—
	2014-2016	48,949	29	14,195
	Total	152,800		61,844
Jerald K. Dittmer	2016-2018	79,292	90	71,363
	2015-2017	66,777	0	—
	2014-2016	64,208	29	18,620
	Total	210,277		89,983
Jeffrey D. Lorenger	2016-2018	77,870	90	70,083
	2015-2017	65,202	0	—
	2014-2016	61,979	29	17,974
	Total	205,051		88,057
Marco V. Molinari	2016-2018	51,060	90	45,954
	2015-2017	49,333	0	—
	2014-2016	47,780	29	13,856
	Total	148,173		59,810

5. Additional Compensation Programs and Policies

The descriptions below summarize other compensation and retirement plans in which Named Executive Officers are eligible to participate. These plans do not change significantly from year to year, and other than participation in the Supplemental Income Plan (“SIP”), do not involve annual compensation decisions by the Compensation Committee or the Board.

Supplemental Income Plan

The SIP provides a benefit to the plan’s participants, including the Named Executive Officers, equal to amounts the participants would have received had the Corporation’s qualified plan and cash profit-sharing benefits not been subject to statutory compensation caps, except no income attributable to the Long-Term Performance Plan is considered. The SIP is available to select executives, approved by the Board, who consistently earn income above compensation caps on the qualified plan (i.e., 401(k) plan) and cash profit-sharing benefits. The 2016 statutory compensation limit for qualified plan and cash profit-sharing benefits was $265,000. Any compensation in excess is excluded from the eligible earnings used to calculate benefits.

In 2016, the Compensation Committee determined all SIP benefits would be in the form of shares of Common Stock. The SIP shares cannot be transferred while the participant is employed by the Corporation. The number of shares of Common Stock is calculated by dividing the amount of the benefit by the closing price of a share of Common Stock on the date the benefit is paid, with cash payable in lieu of any fractional share. Participation in the SIP is provided to assure overall competitiveness of the executive compensation program.

Deferred Compensation Plan

Executives eligible for compensation under the Annual Incentive Plan, which include all Named Executive Officers, are eligible to participate in the HNI Corporation Executive Deferred Compensation Plan (“Deferred Plan”). The Deferred Plan allows executives to voluntarily defer base salary, Annual Incentive Plan awards, Long-Term Performance Plan awards, SIP benefits and other amounts. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to a notional stock account in the form of nonvoting share units fluctuating in value based on the price increase or decrease of Common Stock and earning dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of Common Stock on the date the compensation would have otherwise been paid. Each participant elects, on an annual basis, the date or dates of distribution (i.e., a participant can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any deferred amounts. During 2016, Mr. Askren was the only Named Executive Officer who participated in the Deferred Plan.

Profit-Sharing Retirement Plan

Each Named Executive Officer participates in the HNI Corporation Profit-Sharing Retirement Plan (the “Retirement Plan”), a defined contribution plan generally available to all members. Members are eligible to make voluntary contributions immediately upon hire. One year of service is typically required to be eligible for employer contributions. Each Named Executive Officer is eligible for employer contributions. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Cash Profit-Sharing

Each Named Executive Officer is eligible for distributions under the Corporation’s cash profit-sharing program. Cash profit-sharing is paid based on the profitability of a member’s business unit. Members are generally eligible to participate after completion of one year of continuous service. Cash profit-sharing amounts paid to the Named Executive Officers are reflected in the “Bonus” column of the Summary Compensation Table.

Change in Control, Post-Employment and Other Events

The Named Executive Officers and a few other key executives have a Change In Control Employment Agreement (“CIC Agreement”) with the Corporation. Upon a change in control, retirement, death or disability, certain awards granted under the Annual Incentive Plan, the Long-Term Performance Plan and the Stock Plan vest or are payable and are not conditioned on a termination of employment. See “Potential Payments Upon Termination or Change in Control” for a discussion of these items.

Perquisites

Consistent with its longstanding culture, the Corporation does not provide executives with any special or unique perquisites, for example company cars or club memberships. Relocation assistance is provided to executives under a relocation program broadly available for members transferred within the Corporation and newly-hired professional members. Executives participate in the same health, retirement, profit sharing, disability and life insurance programs and member stock purchase plan as other members.

Anti-Hedging Policy

The Corporation’s policy prohibits officers (including the Named Executive Officers) or Directors from hedging their ownership of the Corporation’s Common Stock (including prepaid variable forwards, equity swaps, collars and exchange funds), engaging in short sales or purchasing put or call options, pledging shares of the Corporation’s Common Stock, holding shares in a margin account or engaging in short-term transactions. This policy is designed to ensure alignment of officers and Directors with shareholders and requires them to bear the full economic risk of share ownership.

Executive Stock Ownership Guideline

The Board has adopted an Executive Stock Ownership Guideline based on the belief key executives should have a significant ownership interest in the Corporation’s stock. Under the guideline, ownership levels are provided for executives to acquire and hold a recommended ownership interest in the Corporation’s stock based on their position and compensation level. The guideline is intended to align the interests of key executives with shareholder interests. The guideline ownership levels in effect for 2016 are shown below:

Position	$ Value of Shares
Chairman of the Board, President and CEO	5.0 x Base Salary
Operating Company (Unit) Presidents, Chief Financial Officer, and Executive and Senior Vice Presidents	3.0 x Base Salary
Other Officers	2.0 x Base Salary

Executives are encouraged to reach their respective stock ownership level within five years of the date the individual assumes an executive position covered by the guideline. The Compensation Committee annually reviews each executive’s progress toward the goal. The Compensation Committee can specify a percentage of the executive’s annual incentive compensation be paid in shares of Common Stock if it determines an executive is not achieving appropriate progress toward the goal. The guideline credits executives with vested, in-the-money options held by executives under the Corporation’s compensation plans. Each Named Executive Officer has achieved the specified level of ownership.

Executive Compensation Clawback

If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct leading to the restatement and may, to the extent permitted by law, seek repayment of amounts paid in excess of amounts based on restated financial results.

Tax Deductibility of Executive Compensation

The Corporation typically seeks to maximize the tax deductibility of components of executive compensation where appropriate. Section 162(m) of the Code limits the ability of public companies to deduct compensation in excess of $1,000,000 paid annually to the chief executive officer and the three other most highly compensated executive officers, not including the chief financial officer. There are exceptions to this limit, including compensation qualified as “performance-based.” The portion of the Annual Incentive Plan award linked to financial performance and any Long-Term Performance Plan and stock option awards complied with the exception to Section 162(m) and are not considered in determining the $1,000,000 limit. In 2016, a portion of Mr. Askren’s compensation exceeded the Section 162(m) limit and was not deductible by the Corporation.

Impact of Prior Compensation in Setting Elements of Compensation

Prior compensation of the Named Executive Officers does not generally impact how elements of current compensation are set. The independent Directors and the Compensation Committee believe the competitive environment mandates current total compensation be sufficient to attract, motivate and retain top management. The Compensation Committee analyzes outstanding equity grants, outstanding Annual Incentive Plan and Long-Term Performance Plan awards and ownership of Common Stock for each Named Executive Officer to ensure future stock equity grants, Annual Incentive Plan and Long-Term Performance Plan awards, CIC Agreements and other benefits provide appropriate and relevant incentives to the executives. Based on the current analysis, the Compensation Committee believes prior compensation will not impact the ongoing effectiveness of the compensation objectives.

Say on Pay Vote Results

At the 2016 Annual Meeting, approximately 96% of the advisory votes cast by shareholders were in favor of the compensation program for Named Executive Officers. The Compensation Committee carefully considered this vote in setting the 2016 compensation of Named Executive Officers. The Compensation Committee continues to apply substantially the same principles in determining the amounts and structure of executive compensation and its commitment to paying for performance.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee have never been officers or members of the Corporation, and have no relationship with the Corporation other than as Directors and stockholders. During 2016, no executive officer of the Corporation served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A, which begins on page 17 of this Proxy Statement, with management, and based on review and discussions, the Compensation Committee recommended to the Board the CD&A be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Ronald V. Waters, III, Chairperson

Mary A. Bell

Miguel M. Calado

Summary Compensation Table

The table below shows the compensation awarded to, earned by or paid to each of the Named Executive Officers for 2016, 2015 and 2014. The Corporation does not have employment agreements with any of its executives. While employed, executives are entitled to base salary, participation in the executive compensation programs identified in the tables below and discussed in the CD&A and other benefits common to all members. The performance-based conditions associated with Long-Term Performance Plan and Annual Incentive Plan awards as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A, which begins on page 17 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Stan A. Askren	2016	1,130,011	14,019	2,300,226	2,105,993	359,542	5,909,791
Chairman, President and	2015	1,082,510	11,422	1,990,903	2,452,680	345,363	5,882,878
Chief Executive Officer, HNI Corporation	2014	1,050,612	9,841	1,758,450	2,404,414	230,722	5,454,039
Kurt A. Tjaden	2016	430,064	14,019	428,943	491,983	111,399	1,476,408
Former Chief Financial Officer. Current SVP, HNI	2015	413,524	11,422	373,041	546,424	99,256	1,443,667
Corporation; President, HNI International	2014	405,149	9,841	327,909	560,448	73,753	1,377,101
Jerald K. Dittmer Executive Vice President,	2016	489,441	13,727	642,416	748,923	134,595	2,029,102
HNI Corporation;	2015	473,007	11,965	489,331	721,323	115,273	1,810,899
President, The HON Company	2014	463,654	11,180	430,120	514,235	101,172	1,520,361
Jeffrey D. Lorenger Executive Vice President,	2016	464,898	9,792	630,893	465,804	104,493	1,675,880
HNI Corporation; President, HNI Contract	2015	444,550	8,295	477,800	669,506	85,706	1,685,857
Furniture Group	2014	425,347	8,385	415,186	520,953	67,022	1,436,892
Marco V. Molinari Former Executive Vice	2016	414,447	14,019	413,674	486,665	83,535	1,412,340
President, HNI Corporation;	2015	404,758	11,422	361,509	389,085	65,696	1,232,470
President, HNI International	2014	398,670	9,841	320,070	259,001	20,933	1,008,515

Notes

(1)	The amounts in this column reflect the payments of cash profit-sharing during calendar years 2016, 2015 and 2014 under the Cash Profit-Sharing program.
(2)	The amounts in this column reflect the aggregate grant date fair value of stock options granted in 2016, 2015 and 2014 under the Stock Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the footnote titled “Stock-Based Compensation” to the Corporation’s audited financial statements for: (i) 2016 included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016; (ii) 2015 included in the Corporation’s Annual Report on Form 10-K for the year ended January 2, 2016; and (iii) 2014 included in the Corporation’s Annual Report on Form 10-K for the year ended December 28, 2014.
(3)	The amounts in this column include annual incentive compensation awards earned in 2016, 2015 and 2014 under the Annual Incentive Plan. The awards earned in 2016 were paid in February 2017. For 2016, in addition to awards earned under the Annual Incentive Plan, this column also includes the cash portion of Long-Term Performance Plan awards earned for the 2016 portion of the 2014-2016 Plan, the 2015-2017 Plan and the 2016-2018 Plan. The 2014-2016 Plan award was paid in February 2017 and was subject to continuous employment through the last day of 2016. The 2015-2017 Plan award will not be paid until 2018 and is subject to continuous employment through the last day of 2017. The 2016-2018 Plan award will not be paid until 2019 and is subject to continuous employment through the last day of 2018. The breakdown between the Annual Incentive Plan and the Long-Term Performance Plan awards for 2016 is as follows: Mr. Askren – $1,774,345 under the Annual Incentive Plan, $76,125 under the 2014-2016 Plan, $0 under the 2015-2017 Plan and $255,522 under the 2016-2018 Plan; Mr. Tjaden – $430,139 under the Annual Incentive Plan, $14,195 under the 2014-2016 Plan, $0 under the 2015-2017 Plan and $47,649 under the 2016-2018 Plan; Mr. Dittmer – $658,940 under the Annual Incentive Plan, $18,620 under the 2014-2016 Plan, $0 under the 2015-2017 Plan and $71,363 under the 2016-2018 Plan; Mr. Lorenger – $377,747 under the Annual Incentive Plan, $17,974 under the 2014-2016 Plan, $0 under the 2015-2017 Plan and $70,083 under the 2016-2018 Plan; Mr. Molinari – $426,855 under the Annual Incentive Plan, $13,856 under the 2014-2016 Plan, $0 under the 2015-2017 Plan and $45,954 under the 2016-2018 Plan.
(4)	The amounts in this column include the Corporation’s contributions to the Retirement Plan, the dollar value of Corporation-paid life insurance premiums under the Life Insurance Plan, both of which are generally available to all members, and the dollar value of Common Stock paid under the SIP. Contributions under the Retirement Plan in 2016, 2015 and 2014 were as follows: Mr. Askren – $25,030; $22,547; $20,852; Mr. Tjaden – $25,030; $22,547; $20,852; Mr. Dittmer – $24,758; $23,052; $22,097; Mr. Lorenger – $21,099; $19,639; $19,498; and Mr. Molinari - $25,030; $22,547; $20,852. The dollar values of Corporation-paid life insurance premiums under the Life Insurance Plan in 2016, 2015 and 2014 were as follows: Messrs. Askren, Tjaden, Dittmer, Lorenger, and Molinari – $67, $67; and $81. The dollar values of Common Stock earned under the SIP for 2016, 2015 and 2014 were as follows: Mr. Askren – $334,445; $322,749; $209,788; Mr. Tjaden – $86,302, $76,642; $52,820; Mr. Dittmer – $109,770 $92,155; $78,994; Mr. Lorenger – $83,327; $66,000; $47,463; and Mr. Molinari - $58,438; $43,082; $41,215. The SIP Common Stock for 2016 was issued February 27, 2017; 2015 was issued February 29, 2016 and 2014 was issued March 2, 2015.

Grants of Plan-Based Awards

The table below shows the grants of plan-based awards to the Named Executive Officers during 2016, including stock options granted under the Stock Plan, Long-Term Performance Plan awards, and Incentive Plan awards. The aggregate grant date fair value of stock option awards are disclosed on a grant-by-grant basis in the table below. For additional information on the Annual Incentive Plan and the Stock Plan, see “Annual Incentive” on page 21 and “Long-Term Incentive” on page 24 of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Stan A. Askren
Stock Options	2/17/2016				262,883	32.03	2,300,226
2016-2018 Long Term Performance Plan		212,935	851,740	1,703,480
Annual Incentive Plan		381,580	1,362,785	2,521,152
Kurt A. Tjaden
Stock Options	2/17/2016				49,022	32.03	428,943
2016-2018 Long Term Performance Plan		39,708	158,831	317,662
Annual Incentive Plan		92,503	330,368	611,181
Jerald K. Dittmer
Stock Options	2/17/2016				73,419	32.03	642,416
2016-2018 Long Term Performance Plan		59,469	237,877	475,754
Annual Incentive Plan		103,305	368,947	682,552
Jeffrey D. Lorenger
Stock Options	2/17/2016				72,102	32.03	630,893
2016-2018 Long Term Performance Plan		58,403	233,610	467,220
Annual Incentive Plan		98,116	350,415	648,268
Marco V. Molinari
Stock Options	2/17/2016				47,277	32.03	413,674
2016-2018 Long Term Performance Plan		38,295	153,179	306,358
Annual Incentive Plan		87,496	312,485	578,097

Notes

(1)	A 35% achievement is required to receive a payout under the financial component of the Annual Incentive Plan.

Outstanding Equity Awards at Year End

The following table shows the Named Executive Officers’ outstanding equity awards as of the end of 2016. All outstanding stock option awards reported in this table cliff-vest four years and expire ten years after the date of grant.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Stan A. Askren	112,644		10.36	2/23/19
	226,909		23.99	2/17/20
	140,842		31.98	2/16/21
	218,364		25.46	2/15/22
		166,166	31.79	2/13/23
		167,791	34.78	2/12/24
		107,908	51.54	2/18/25
		262,883	32.03	2/17/26
Kurt A. Tjaden	48,000		23.99	2/17/20
	30,412		31.98	2/16/21
	47,151		25.46	2/15/22
		35,709	31.79	2/13/23
		31,289	34.78	2/12/24
		20,219	51.54	2/18/25
		49,022	32.03	2/17/26
Jerald K. Dittmer	25,750		31.98	2/16/21
	53,143		25.46	2/15/22
		39,956	31.79	2/13/23
		41,042	34.78	2/12/24
		26,522	51.54	2/18/25
		73,419	32.03	2/17/26
Jeffrey D. Lorenger	12,182		23.99	2/17/20
	26,725		31.98	2/16/21
	44,067		25.46	2/15/22
		58,540	31.79	2/13/23
		39,617	34.78	2/12/24
		25,897	51.54	2/18/25
		72,102	32.03	2/17/26
Marco V. Molinari		60,024	31.79	2/13/23
		30,541	34.78	2/12/24
		19,594	51.54	2/18/25
		47,277	32.03	2/17/26

Notes

(1)	All stock options cliff-vest four years after the grant date. As of December 31, 2016, vesting dates for each unexercisable stock option award, in descending order, for each Named Executive Officer are as follows: February 13, 2017, February 12, 2018, February 18, 2019, and February 17, 2020.

Option Exercises and Stock Vested

The following table shows information concerning Named Executive Officers’ exercise of stock options during 2016.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Stan A. Askren	58,676	213,510
Kurt A. Tjaden	0	0
Jerald K. Dittmer	106,663	2,762,548
Jeffrey D. Lorenger	36,483	869,138
Marco V. Molinari	46,360	820,145

Notes

(1) This column is calculated by multiplying the number of shares acquired by the difference between the actual sale price on the date of exercise (or if the shares were retained by the Named Executive Officer, the closing price of a share of Common Stock on the date of exercise) and the exercise price of the stock options. Messrs. Askren, Dittmer, Lorenger, and Molinari exercised the following options in 2016:

Name	Date of Exercise	Number of Shares Acquired on Exercise (#)	Option Exercise Price ($/Sh)	Sold or Retained Shares	Sale or Closing Price on Date of Exercise ($/Sh)*	Value Realized on Exercise ($)
Stan A. Askren	7/29/2016	58,676	48.66	Sold	52.30	213,510
Jerald K. Dittmer	7/26/2016	10,463	48.66	Sold	51.96	34,518
	7/26/2016	36,364	23.99	Sold	52.03	1,019,625
	8/9/2016	1,404	23.99	Sold	53.50	41,432
	8/11/2016	4,422	23.99	Sold	53.27	129,467
	8/12/2016	1,460	23.99	Sold	53.26	42,728
	8/15/2016	42,957	23.99	Sold	53.27	1,257,923
	8/16/2016	1,393	23.99	Sold	53.25	40,759
	8/29/2016	8,200	31.98	Sold	55.89	196,096
Jeffrey D. Lorenger	07/26/2016	6,483	48.66	Sold	52.01	21,716
	07/26/2016	30,000	23.99	Sold	52.24	847,422
Marco V. Molinari	05/23/2016	46,360	25.46	Sold	43.15	820,145
*Rounded to nearest penny.

Nonqualified Deferred Compensation

The Deferred Plan allows executives to defer compensation to a cash account earning interest at a rate set annually at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units earning dividends distributed to shareholders which are then automatically reinvested in additional nonvoting share units. The only Named Executive Officer currently participating in the Deferred Plan is Mr. Askren. Mr. Askren deferred into the Corporation’s notional stock account the after-tax value of his 2015 SIP award, which was granted in February 2016, totaling $315,165 and is reflected in the table below. The value of Mr. Askren’s 2015 SIP award, before taxes, was $322,749. Mr. Askren’s balance in the Deferred Plan as of the end of 2016 was 63,604 nonvoting share units. Unless distributed earlier due to the occurrence of triggering events as described in the Deferred Plan (including death, disability or change in control): (i) a portion of this balance will be distributed upon separation from service, and (ii) the remainder will be distributed the later of (A) January 31, 2021 for a portion of the balance, January 31, 2022 for a portion of the balance, and January 31, 2023 for a portion of the balance, or (B) the date Mr. Askren is no longer employed by the Corporation.

For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 27 of this Proxy Statement.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($) (3)
Stan A. Askren	315,165	1,117,537	3,556,736
Kurt A. Tjaden	0	0	0
Jerald K. Dittmer	0	0	0
Jeffrey D. Lorenger	0	0	0
Marco V. Molinari	0	0	0

Notes

(1)	The amount of Mr. Askren’s contribution before taxes, $322,749, is reflected in the “All Other Compensation” column of the Summary Compensation Table for Mr. Askren’s 2015 compensation.

(2)	The reported dollar value is the sum of (i) share price appreciation (or depreciation) in the account balance during 2016 not attributable to contributions, withdrawals or distributions during 2016 and (ii) dividends earned on the account balance during 2016. The share price appreciation (or depreciation) is calculated by first multiplying 52,827, the number of nonvoting share units in Mr. Askren’s account at the end of 2015, by $55.92, the closing price of a share of Common Stock on December 31, 2016, the last trading day of 2016; and then subtracting from this amount Mr. Askren’s aggregate account balance at the end of 2015 – $1,904,927. The dividends earned on the account balance during 2016 were $68,401.

(3)	The reported dollar value is calculated by multiplying 63,604, the number of nonvoting share units in Mr. Askren’s account at the end of 2016, by $55.92, the closing price of a share of Common Stock on December 31, 2016, the last trading day of 2016.

Potential Payments Upon Termination or Change in Control

Retirement, death, disability and change in control (“CIC”) events trigger the payment of compensation to the Named Executive Officers.

Change in Control Employment Agreements. The Named Executive Officers and a few other executives have Change in Control Employment Agreements with the Corporation. The CIC Agreements are designed to assure continuity of executive management during a threatened takeover and ensure executive management can objectively evaluate any CIC proposal and act in the best interests of shareholders. The CIC Agreements are part of a competitive compensation package to attract and retain top-quality executives.

Under the CIC Agreements, executives are eligible for severance benefits in the event there is a “double trigger;” meaning both a CIC of the Corporation and termination of employment (for any reason other than cause or disability or by the executive for good reason). The termination must occur (i) during the two-years following a CIC or (ii) prior to the CIC where the executive’s termination is directly related to the CIC. The benefits include:

●	a lump-sum severance payment equal to two times (three times for the CEO) the sum of (i) the executive’s annual base salary and (ii) the average of the executive’s annual incentive compensation awards for the prior two years;

●	annual salary through the date of termination and a bonus equal to the average of the executive’s annual incentive compensation awards for the prior two years;

●	continuation of certain medical and dental benefits for up to 18 months and group life insurance benefits for up to two years; and

●	a lump-sum payment for the cost of health and dental coverage for an additional six months and a lump-sum payment for two years of continued participation in disability benefit plans.

In exchange for the CIC severance benefits, each executive is subject to confidentiality and non-competition provisions for one year from the date of termination.

The CIC Agreement defines a CIC as having occurred:

●	when a third person or entity becomes the beneficial owner of 20% or more of the outstanding Common Stock, subject to certain exceptions;

●	when more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board;

●	upon the occurrence of certain business combinations involving the Corporation; or

●	upon approval by shareholders of a complete liquidation or dissolution.

Cause is defined as acts of dishonesty resulting in substantial personal enrichment at the Corporation’s expense or repeated willful or deliberate violations of obligations under the CIC Agreement resulting in material injury to the Corporation.

Good reason is defined as:

●	a substantially adverse change in the executive’s position, authority or responsibilities;

●	the Corporation’s failure to comply with the CIC agreement;

●	a change of more than 50 miles in the executive’s principal place of work;

●	a purported termination of the executive’s employment not permitted by the CIC Agreement; or

●	a successor company not assuming the CIC Agreement.

Depending on the form of CIC Agreement to which a Named Executive Officer is a party, the Corporation may be obligated to “gross-up” the executive’s compensation for any excise tax, for any federal, state and local income taxes applicable to the excise tax “gross-up” and for tax penalties and interest imposed on “excess parachute payments” (i.e., excess severance or CIC payments), as defined in Section 280G of the Code. A gross-up payment is payable only to the extent the present value of the severance payments exceeds 110% of three times the executive’s annualized compensation for the most recent five years ending before the CIC occurred. If the 110% hurdle is not exceeded, the severance or CIC payments to the executive are reduced to the minimum extent necessary so no portion of the executive’s benefit constitutes an excess parachute payment subject to the excise tax. The Corporation may also be obligated to gross up the lump-sum payment for health and dental coverage for tax liability.

In 2016, the Corporation adopted a new form of CIC Agreement that does not include tax gross-up provisions. This is the only material difference between the new CIC Agreement and the prior agreement. The new form of CIC Agreement will be used for executives entering into CIC Agreements going forward. Marshall H. Bridges entered into the new CIC Agreement when he was appointed Vice President and Chief Financial Officer on January 19, 2017.

The Compensation Committee does not view the CIC Agreements as an element of current compensation, and the agreements do not necessarily affect the Compensation Committee’s annual decisions with respect to the compensation elements of the executive compensation program. The Compensation Committee reviews information pertaining to compensation payable to the Named Executive Officers upon a CIC.

The description of the CIC Agreements is qualified in its entirety by the original form of Change in Control Employment Agreement, attached as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed November 16, 2006, as amended by Amendment No. 1, attached as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed August 10, 2007 and the new form of Change in Control Employment Agreement attached as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed January 19, 2017.

Other Compensation Triggered by a Change in Control Event. Under the Stock Plan, upon a CIC, vesting is accelerated for each outstanding RSU award and stock option. Under both the Annual Incentive Plan and the Long-Term Performance Plan, the Board values each outstanding award prior to the effective date of a CIC and the values are payable within 30 days of a CIC. The foregoing payments occurring on or after a CIC are not conditioned on termination of employment.

The following tables quantify compensation payable to the Named Executive Officers upon a CIC. The tables include only compensation items not available to all salaried members and assume the event occurred on December 30, 2016. The “Total” column in each of the following tables does not include deferred compensation, which may be payable sooner than the original election date. For a discussion of the Corporation’s obligations to the Named Executive Officers under the Deferred Plan, see the Nonqualified Deferred Compensation for 2016 Table above.

Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control

Name	Cash Severance Under CIC Agreement ($) (1)	Additional Benefits Under CIC Agreement ($) (2)	Annual Incentive Plan Acceleration ($) (3)	Long Term Performance Plan Acceleration ($) (4)	Stock Options Acceleration ($) (5)	Excise Tax Gross-Up Under CIC Agreement ($) (6)	Total ($)
Stan A. Askren	8,720,324	56,091	1,774,345	1,186,480	14,450,549	13,430,773	39,618,562
Kurt A. Tjaden	1,741,495	56,091	430,139	221,535	2,810,050	2,263,038	7,522,348
Jerald K. Dittmer	1,914,992	55,228	658,940	300,111	3,738,100	3,117,061	9,784,432
Jeffrey D. Lorenger	1,920,270	52,160	377,747	291,851	4,125,245	3,397,003	10,164,276
Marco V. Molinari	1,241,493	56,091	426,855	215,225	3,340,767	2,277,091	7,557,522

Notes

(1)	Under the CIC Agreements for each Named Executive Officer, the amounts in this column include the following: (i) an amount equal to two times (three times for Mr. Askren) the sum of (a) the executive’s annual base salary and (b) the average of the executive’s annual incentive compensation awards for the prior two years; (ii) an amount equal to the value of the cost of health and dental coverage for an additional six months from the date of termination; (iii) an amount equal to the value of the “gross-up” for any federal, state and local taxes applicable to the value of six months of health and dental coverage continuation; and (iv) an amount equal to the value of 24 months of continued participation in the Corporation’s accidental death and travel accident insurance plan and disability plans.

(2)	Represents the value of the following benefits provided following termination of employment under the CIC Agreements for each Named Executive Officer: medical and dental benefits for 18 months, group life insurance benefits for 24 months, and the value of the Corporation’s required contributions to the Retirement Plan.

(3)	Represents the value of the annual incentive award earned for 2016, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2016.

(4)	Represents the estimated 2014-2016 Plan, 2015-2017 Plan, and 2016-2018 Plan award payable. This amount has been based on the following economic profit assumptions (“Economic Profit Assumptions”). For the 2014-2016 Plan: (i) 35% of the targeted amount for 2014; (ii) 162% of the targeted amount for 2015; and (iii) 29% of the targeted amount for 2016. Amount payable accounts for employment during the entire 36-month performance period. No amount would be payable until the first quarter of 2017. For the 2015-2017 Plan: (i) 76% of the targeted amount for 2015; (ii) 0% of the targeted amount for 2016 ; and (iii) 100% of the targeted amount for 2017. The amount payable based on these assumptions has been prorated to account for employment during 24 months of the 36-month performance period. No amount would be payable until the first quarter of 2018. For the 2016-2018 Plan: (i) 90% of the targeted amount for 2016; (ii) 100% of the targeted amount for 2017; and (iii) 100% of the targeted amount for 2018. Amount payable has been prorated to account for employment during 12 months of the 36-month performance period. No amount would be payable until the first quarter of 2019. Amounts included for the Long-Term Performance Plan are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts we pay or distribute under the Long-Term Performance Plan may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2017, 2018 and 2019 and the achievement of economic profit goals.

(5)	Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan. These options will remain exercisable until the expiration date established at the time of award.
(6)	Represents the payment to “gross-up” the executive’s compensation for any excise tax and for any federal, state and local taxes applicable to the excise tax “gross-up.”

Value in Event of Change in Control with No Employment Termination

Name	Cash Payment Under CIC Agreement ($)	Total Value of Benefits Under CIC Agreement ($)	Annual Incentive Plan Acceleration ($) (1)	Long Term Performance Plan Acceleration ($) (2)	Stock Option Acceleration ($) (3)	Total ($)
Stan A. Askren	0	0	2,058,840	1,186,480	14,450,549	17,695,869
Kurt A. Tjaden	0	0	488,710	221,535	2,810,050	3,520,295
Jerald K. Dittmer	0	0	658,940	300,111	3,738,100	4,697,151
Jeffrey D. Lorenger	0	0	449,268	291,851	4,125,245	4,866,364
Marco V. Molinari	0	0	426,855	215,225	3,340,767	3,982,847

Notes

(1)	Represents the higher of the value of the annual incentive award earned for 2016, or paid in respect to the three full fiscal years immediately prior to the CIC effective date.

(2)	Represents the estimated 2014-2016 Plan, 2015-2017 Plan, and 2016-2018 Plan award payable. See Economic Profit Assumptions in footnote 4 of the table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control on Page 35 of this Proxy Statement.

(3)	Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan. These options will remain exercisable until the expiration date established at the time of award.

Compensation Triggered By Retirement, Death or Disability. Upon retirement at age 65, or after age 55 with ten years of service, all outstanding Annual Incentive Plan, Long-Term Performance Plan and stock option awards immediately vest. Upon disability or death, all outstanding Annual Incentive Plan, Long-Term Performance Plan, stock option and RSU awards immediately vest. Option holders who terminate employment due to disability may exercise stock options, which fully vest as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability. The representatives of option holders whose employment is terminated due to death may exercise stock options, which shall fully vest as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death. Option holders who terminate employment due to retirement may exercise stock options, which shall fully vest as of the date of retirement, until the earlier of the expiration of the stock option, or the third anniversary of the date of retirement.

In the event of a termination of employment not due to a CIC event, retirement, death or disability, the Named Executive Officers receive only those benefits available to all members. However, the Named Executive Officers may exercise stock options which are vested as of the date of termination until the earlier of the expiration of the stock option or 180 days following the date of termination.

The following table quantifies compensation payable to the Named Executive Officers in the event of death, disability or retirement. Only Messrs. Askren, Dittmer, and Molinari were retirement eligible as of the last business day of 2016, so retirement information is provided only for them. The “Total” column does not include deferred compensation, which may be payable sooner than the original election date. For a discussion of the Corporation’s obligations to the Named Executive Officers under the Deferred Plan, see the Nonqualified Deferred Compensation for 2016 Table above.

Value in Event of Death, Disability, or Retirement

Name	Life Insurance Proceeds ($) (1)	Retirement & Profit Sharing (2)	Annual Incentive Plan Acceleration ($) (3)	Long Term Performance Plan Acceleration ($) (4)	Stock Options Acceleration ($) (5)	Total Value in Event of Death ($)	Total Value in Event of Disability ($)	Total Value in Event of Retirement ($)
Stan A. Askren	150,000	27,944	1,774,345	1,186,480	14,450,549	17,589,318	17,439,318	17,439,318
Kurt A. Tjaden	150,000	27,944	430,139	221,535	2,810,050	3,639,668	3,489,668	N/A
Jerald K. Dittmer	150,000	27,672	658,940	300,111	3,738,100	4,874,823	4,724,823	4,724,823
Jeffrey D. Lorenger	150,000	24,013	377,747	291,851	4,125,245	4,968,856	4,818,856	N/A
Marco V. Molinari	150,000	27,944	426,855	215,225	3,340,767	4,160,791	4,010,791	4,010,791

Notes

(1)	Represents the proceeds of the life insurance policy maintained by the Corporation for each of the Named Executive Officer under the Life Insurance Plan. The policy amount is equal to the lesser of the insured’s annual base salary or $150,000. This amount only applies to the Total Value in Event of Death.

(2)	Represents the value of the Corporation’s required contributions to the Retirement Plan.

(3)	Represents the value of the annual incentive award earned for 2016, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2016.

(4)	Represents the estimated 2014-2016 Plan, 2015-2017 Plan, and 2016-2018 Plan award payable. See Economic Profit Assumptions in footnote 4 of the table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control on Page 35 of this Proxy Statement.

(5)	Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan. These options will remain exercisable until two years from the date of death or disability, and three years from the date of retirement.

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

The Corporation conducts an annual shareholder advisory vote on named executive officer compensation as recommended by the Board, and approved by shareholders.

We urge shareholders to read the CD&A and other sections of this proxy describing how our executive compensation program operates. The Compensation Committee and the Board believe the Corporation’s compensation program is effective in long-term shareholder value creation and contributing to the Corporation’s continuing success.

Accordingly, we ask shareholders to vote FOR the following resolution at the Meeting:

“RESOLVED, the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and narrative discussion.”

The vote on this proposal is advisory and not binding on the Corporation, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions expressed by our shareholders and will carefully consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.

Required Vote

The affirmative vote of the holders of a majority of the Outstanding Shares voted at the Meeting is required to adopt the resolution. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4 – ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

We are asking shareholders to vote, on a non-binding, advisory basis, on the frequency of future advisory votes on named executive officer compensation. The Corporation has had annual votes starting with the 2011 annual meeting.

The Board continues to believe an advisory vote on named executive officer compensation occurring every year is most appropriate and recommends shareholders approve an annual advisory vote on named executive officer compensation. Holding an annual advisory vote on named executive officer compensation allows shareholders to provide timely input on our compensation philosophy, policies and practices and provides a direct and simple means to express investor sentiment regarding our executive compensation program.

Shareholders should understand they are not voting “for” or “against” a recommendation of the Board; rather, shareholders are asked to choose whether future advisory votes on named executive officer compensation should be held every one, two or three years. This vote is advisory and not binding on the Board or the Corporation and the final decision on the frequency of the advisory vote on named executive compensation remains with the Board. The Board values the opinions expressed by our shareholders through their votes and will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on named executive compensation.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE TO CONDUCT FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY YEAR.

PROPOSAL NO. 5 – APPROVAL OF THE HNI CORPORATION 2017 STOCK-BASED COMPENSATION PLAN

General

On February 15, 2017, the Board adopted the HNI Corporation 2017 Stock-Based Compensation Plan (the “2017 Stock Plan”) for members of the Corporation and its subsidiaries. The terms of the 2017 Stock Plan are consistent with the terms of the HNI Corporation 2007 Stock-Based Compensation Plan, as amended (the “2007 Stock Plan”), and upon approval, the 2017 Stock Plan will replace the 2007 Stock Plan, which expires on May 7, 2017. As of March 10, 2017, there were approximately 2,275,961 shares of common stock that remained available for future issuance under the 2007 Stock Plan and which will cease to be available for future grants if the 2017 Stock Plan is approved by shareholders. The 2017 Stock Plan is designed to promote the long-term financial success of the Corporation and to increase shareholder value by enabling the Corporation to recruit and retain quality members and to further align the interests of members with the interests of the Corporation’s shareholders.

The 2017 Stock Plan permits the Corporation to issue to its members, and to members of its subsidiaries, including executive officers, stock-based compensation awards in the form of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), deferred share units, performance share awards, stock grant awards (i.e., bonus stock) and dividend equivalent awards.

Summary of the 2017 Stock Plan

The following is a summary of the 2017 Stock Plan, which is qualified in its entirety by reference to the full text of the 2017 Stock Plan. A copy of the full text of the 2017 Stock Plan is included as Appendix B to this proxy statement.

Purpose. The 2017 Stock Plan aids the Corporation in recruiting and retaining members capable of assuring the future success of the Corporation. Awards under the 2017 Stock Plan and opportunities for stock ownership in the Corporation provide incentives to participants to exert their best efforts for the success of the Corporation, aligning their interests with the Corporation’s shareholders.

Administration. A committee (the “Stock Plan Committee”) consisting of two or more non-employee directors, designated by the Board, administers the 2017 Stock Plan. Subject to the terms of the 2017 Stock Plan, the Stock Plan Committee has the power to determine, among other things, eligibility, the types and sizes of awards, the terms and conditions of awards, any applicable vesting requirements or restrictions and the acceleration or waiver of any such vesting requirements or restrictions. The Stock Plan Committee also has the authority to interpret the 2017 Stock Plan and to establish, amend, suspend or waive rules and regulations relating to the 2017 Stock Plan.

The Stock Plan Committee may delegate its responsibilities under the Stock Plan to the Chief Executive Officer or such other executive officer of the Corporation as it deems appropriate, except that the Stock Plan Committee may not delegate its responsibilities with respect to awards granted to “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or decisions concerning the timing, pricing or amount of an award to an officer or other person subject to Section 16 of the Exchange Act.

Eligibility. The Stock Plan Committee determines which members of the Corporation or its subsidiaries are eligible to participate in the 2017 Stock Plan. Currently, the Stock Plan Committee has determined 63 persons, including Section 162(m) covered employees, are eligible to participate in the 2017 Stock Plan.

Shares Authorized. The Board has reserved 3,400,000 shares of common stock for issuance under the 2017 Stock Plan. Shares that are subject to awards that terminate, lapse or are canceled or forfeited will be available again for grant under the 2017 Stock Plan.

Certain Limitations. No more than 1,500,000 shares of common stock are available under the 2017 Stock Plan for issuance pursuant to restricted stock, restricted stock unit, deferred share unit, performance share, dividend equivalent, deferred share unit and stock grant awards. Shares subject to any such awards that terminate, lapse or are canceled or forfeited will again be available for grants of any of such awards. In addition, no participant may be granted awards under the 2017 Stock Plan for more than 750,000 shares of common stock in the aggregate in any calendar year.

Performance Measures. For awards under the 2017 Stock Plan intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, performance shall be contingent on one or more of the following corporate-wide or subsidiary, division, or operating unit financial measures: pre-tax profit or after-tax gross profit, operating income, operating profit, earnings before interest, taxes, depreciation and amortization, income before taxes, net income, revenue, cash flow, return on invested capital, return on net assets, pre-tax or after tax profit margin, pre-tax or after-tax profit growth, revenue growth, stock price, economic profit, and total shareholder return. Each goal described above may be expressed on an absolute or relative basis, may be based on current internal targets, the past performance of the Corporation (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies, and in the case of earnings-based measures, may use comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The performance measures may be applied on a pre- or post-tax basis and may be adjusted in accordance with Section 162(m) of the Code to include or exclude objectively determinable components of any performance measure, including foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Corporation or its financial statements or changes in law or accounting principles. In the sole discretion of the Stock Plan Committee, unless such action would cause a grant to a 162(m) covered employee to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Stock Plan Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of any such adjustment events. With respect to participants who are not 162(m) covered employees, the performance measures may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed above.

Types of Awards. The 2017 Stock Plan authorizes the following types of awards:

●	Stock Options. The Stock Plan Committee may grant stock options to purchase shares of common stock. All stock options granted under the 2017 Stock Plan are “non-statutory stock options,” meaning they are not intended to qualify as “incentive stock options” under the Code. The stock options provide for the right to purchase shares of common stock at a specified price and become exercisable after the grant date pursuant to the terms established by the Stock Plan Committee. The per share option exercise price may not be less than 100 percent of the fair market value of a share of common stock on the grant date.

●	Stock Appreciation Rights. The Stock Plan Committee may grant stock appreciation rights (“SARs”), which provide a right to receive upon exercise the excess of the fair market value of a share of common stock on the date of exercise, over the grant price of the SAR, which may not be less than 100 percent of the fair market value of a share of common stock on the grant date.

●	Restricted Stock and Restricted Stock Units. The Stock Plan Committee may grant awards of restricted stock or RSUs, which shall be subject to any restrictions the Stock Plan Committee may impose, such as satisfaction of service-based or performance-based vesting conditions, or restrictions on the right to vote or receive dividends. The minimum vesting period of awards subject to satisfaction of a performance measure is one year from the grant date.

●	Deferred Share Units. The Stock Plan Committee may grant awards of deferred share units, subject to a deferral period of not less than one year. The deferred share units also may be subject to such restrictions as the Stock Plan Committee may impose, including satisfaction of service-based or performance-based vesting conditions. The minimum vesting period of deferred share units subject to satisfaction of a performance measure is one year from the grant date. No shares of common stock are issued at the time deferred share units are granted. Rather, shares are issued and delivered upon expiration of the deferral period related to the deferred share units.

●	Performance Share Awards. The Stock Plan Committee may grant performance share awards. Each performance share constitutes a right, conditioned solely on the attainment of one or more performance measures during a performance period, to receive a share of common stock or, to the extent provided in the applicable award agreement, cash. Prior to the settlement of a performance share award, the holder of the award has no rights as a shareholder with respect to the shares of common stock subject to the award. The minimum performance period for any performance share award is one year from the date of grant.

●	Stock Grant Awards. The 2017 Stock Plan also authorizes grants of unrestricted shares of common stock, subject to any terms and conditions the Stock Plan Committee may determine.

●	Dividend Equivalent Awards. The Stock Plan Committee may grant dividend equivalent awards on previously granted awards of RSUs, performance shares or deferred share units. Dividend equivalent awards entitle the recipient to receive payment in cash, shares of common stock or other securities, other awards or other property as determined by the Stock Plan Committee equivalent to the amount of any cash dividends paid by the Corporation to holders of shares of common stock.

All awards are subject to the terms of the 2017 Stock Plan and any other terms and conditions as the Stock Plan Committee may deem appropriate.

Non-transferability. Awards (and rights under awards) under the 2017 Stock Plan may not be transferred except by will or the laws of descent and distribution. The Stock Plan Committee, in its discretion and subject to such additional terms and conditions as it determines, may also permit a participant to transfer a stock option to certain family members.

Adjustment for Certain Corporate Changes. In the event of a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of common stock or other securities of the Corporation, issuance of warrants or other rights to purchase shares of common stock or other securities of the Corporation or other similar corporate transaction or event, other than a regular cash dividend, which affects shares requiring an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2017 Stock Plan, the Stock Plan Committee shall, in such manner it deems equitable, make appropriate adjustments to the number and type of shares of common stock available for grant (including the per person limitations in the 2017 Stock Plan), the number and type of shares of common stock subject to outstanding awards and the purchase or exercise price with respect to any award.

Change in Control. Under the 2017 Stock Plan, a change in control of the Corporation generally means (a) certain acquisitions of 20% or more of the then outstanding shares of common stock, (b) a change in the Board resulting in the incumbent directors ceasing to constitute at least a majority of the Board, or (c) the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Corporation (unless, among other conditions, the Corporation’s stockholders receive more than 50% of the stock of the resulting company).

In the event of a change in control pursuant to clause (c) above or the approval by shareholders of a plan of complete liquidation or dissolution in which stockholders receive publicly traded common stock, (i) all outstanding awards will immediately vest and options and SARs immediately will become exercisable in full, with any applicable performance measures being deemed satisfied at the maximum level, and (ii) each outstanding award will be substituted and will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction.

In the event of a change in control pursuant to clause (a) or (b), or pursuant to clause (c) or the approval by shareholders of a plan of complete liquidation or dissolution in which stockholders receive consideration other than publicly traded common stock, the Stock Plan Committee may in its sole discretion require that each outstanding award be surrendered to the Corporation in exchange for a cash payment.

Amendment. The Board may amend, alter, suspend, discontinue or terminate the 2017 Stock Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the NYSE. The Stock Plan Committee may amend, alter, suspend, discontinue or terminate an outstanding award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such award in any material respect without the consent of the holder.

Term. The 2017 Stock Plan expires on May 9, 2027, unless earlier terminated by the Board.

Effect of Termination of Employment. The 2017 Stock Plan authorizes the Stock Plan Committee to determine, at the time of the grant of any award, all terms relating to the exercise, cancellation, forfeiture or other disposition of such award upon a participant’s termination of employment. However, in the event of a termination of employment by reason of death or disability, each award granted under the 2017 Stock Plan will become fully exercisable and vested. In addition, in the event of termination of employment due to an eligible retirement, each grant of stock options and SARs under the 2017 Stock Plan will become fully exercisable and vested.

New Plan Benefits. Although the Corporation anticipates that awards will be made to members following the effective date and during the term of the 2017 Stock Plan, no specific determinations have been made regarding the timing, size or terms of individual awards at this time. All members of the Corporation and its subsidiaries, including executive officers, may be eligible for awards under the 2017 Stock Plan as determined by the Stock Plan Committee. The timing, size, terms and recipients of such awards are determined from time to time by the Board in its discretion.

Federal Income Tax Consequences

The following is a brief overview of the U.S. federal income tax consequences generally arising with respect to awards under the 2017 Stock Plan. This summary is not intended to be exhaustive, is subject to change and does not describe state, local or non- U.S. tax consequences or consequences of other applicable tax laws.

Tax Consequences to Participants. The tax consequences to the participants depend on the type of award granted under the 2017 Stock Plan.

●	Stock Options. In general: (1) no income will be recognized by the participant at the time a stock option is granted; (2) at the time of exercise of a stock option, ordinary income will be recognized by the participant in an amount equal to the excess of the fair market value of the shares over the option price paid for the shares, if they are unrestricted on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on whether the shares have been held for more than one year.

●	Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of SARs. When the SAR is exercised, the participant normally will be required to include as ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any unrestricted shares received pursuant to the exercise.

●	Restricted Stock. A participant receiving restricted stock will not recognize ordinary income at the time of grant unless the participant makes an election to be taxed at such time. If such election is not made, the participant will recognize ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the stock at such time over the amount, if any, paid for the stock. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize ordinary income, rather than dividend income, in an amount equal to the dividends paid. Upon disposition of such stock, any appreciation (or depreciation) in the value of the stock after the date the restrictions lapse will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period. If a participant properly makes an election to be taxed at the time the restricted stock is granted, the participant will recognize ordinary income on the date of grant equal to the excess of the fair market value of the stock at such time over the amount, if any, paid for such stock. The participant will not recognize any income at the time the restrictions lapse. Upon disposition of such stock, any appreciation (or depreciation) in the value of the stock after the date the restricted stock was granted will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

●	Restricted Stock Units. A participant receiving an RSU award will not recognize taxable income upon the grant of such award. Upon the settlement of the award, the participant will recognize ordinary income in an amount equal to the fair market value of any shares delivered and any cash paid by the Corporation. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of the settlement of the award will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

●	Deferred Share Units. A participant receiving a deferred share unit will recognize ordinary income in the year the participant receives shares in an amount equal to the value of the deferred shares at that time less any consideration paid by the participant. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of the delivery of the deferred shares will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

●	Performance Share Awards. A participant receiving a performance share award will not recognize taxable income upon the grant of such award. Upon the settlement of the award, the participant will recognize ordinary income in an amount equal to the fair market value of any shares delivered and any cash paid by the Corporation. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of the settlement of the award will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

●	Stock Grant Awards. A participant receiving a stock grant award will recognize taxable income at the time the stock is awarded in an amount equal to the then fair market value of such stock less the amount, if any, paid for such shares. Upon disposition of such stock, any appreciation (or depreciation) in the value of the stock after the date the participant received the stock will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

●	Dividend Equivalent Awards. If an award also includes a dividend equivalent award, a participant will recognize ordinary income when the participant receives payment of the dividend equivalents.

Tax Consequences to the Corporation. To the extent a participant recognizes ordinary income in the circumstances described above, the Corporation or the subsidiary for which the member performs services will be entitled to a corresponding deduction if, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by Section 162(m).

Required Vote

The 2017 Stock Plan must be approved, in accordance with the NYSE Listed Company Manual, by the affirmative vote of a majority of the votes cast on the proposal at the meeting. The NYSE has a higher standard for shareholder approval of an equity plan than § 490.725 of the Iowa Business Corporation Act (which is the standard for most proposals per the Corporation’s By-

laws), which Iowa law indicates a proposal is approved if the votes cast at the meeting “for” the proposal exceed the votes cast “against” the proposal. See NYSE LCM § 312.07. Broker non-votes will not be counted for purposes of determining whether this proposal has received sufficient votes for approval. Pursuant to the NYSE Listed Company Manual, abstentions will be treated as “votes cast” and will have the same effect as a vote “against” this proposal for purposes of determining whether this proposal has been approved.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE HNI CORPORATION 2017 STOCK-BASED COMPENSATION PLAN.

PROPOSAL NO. 6 - APPROVAL OF THE

2017 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS OF HNI CORPORATION

General

On February 15, 2017, the Board adopted the 2017 Equity Plan for Non-Employee Directors of HNI Corporation (the “2017 Equity Plan”). The terms of the 2017 Equity Plan are consistent with the terms of the 2007 Equity Plan for Non-Employee Directors of HNI Corporation, as amended (the “2007 Equity Plan”), and upon approval, the 2017 Equity Plan will replace the 2007 Equity Plan, which expires on May 7, 2017. As of March 10, 2017, there were approximately 160,738 shares of common stock that remained available for future issuance under the 2007 Equity Plan and which will cease to be available for future grants if the 2017 Equity Plan is approved by shareholders. The 2017 Equity Plan is designed to promote the long-term financial success of the Corporation and to increase shareholder value by enabling the Corporation to attract and retain outstanding individuals to serve as non-employee directors and to further align the interests of non-employee directors with the interests of the Corporation’s shareholders. The 2017 Equity Plan permits the Corporation to issue to its non-employee directors stock options, shares of restricted stock of the Corporation and stock grant awards. The 2017 Equity Plan also permits non-employee directors to elect to receive all or a portion of their annual retainers, meeting fees and other amounts payable to such director by the Corporation for services performed as a non-employee director in the form of shares of common stock.

Summary of the 2017 Equity Plan

The following is a summary of the 2017 Equity Plan, which is qualified in its entirety by reference to the full text of the 2017 Equity Plan. A copy of the full text of the 2017 Equity Plan is included as Appendix C to this proxy statement.

Purpose. The 2017 Equity Plan is intended to aid the Corporation in recruiting and retaining non-employee directors capable of assuring the future success of the Corporation. The Corporation expects the awards under the 2017 Equity Plan and opportunities for stock ownership in the Corporation will provide incentives to non-employee directors to exert their best efforts for the success of the Corporation, aligning their interests with those of the Corporation’s shareholders.

Administration. The Board administers the 2017 Equity Plan and has the authority to interpret the 2017 Equity Plan and to establish, amend, waive and rescind rules and regulations relating to the 2017 Equity Plan. The Board may delegate its authority to administer the 2017 Equity Plan to any committee or subcommittee of non-employee directors.

Eligibility. Each director who is not a current member of the Corporation or any of its subsidiaries is eligible to receive awards under the 2017 Equity Plan.

Shares Authorized. The Board has reserved 300,000 shares of common stock for issuance under the 2017 Equity Plan. Shares that are subject to awards that terminate, lapse or are canceled or forfeited will be available again for grant under the 2017 Equity Plan.

Types of Awards. The 2017 Equity Plan authorizes the following types of awards:

●	Stock Options. The 2017 Equity Plan authorizes grants of options to purchase shares of common stock. All options granted under the 2017 Equity Plan are “non-statutory stock options,” meaning they are not intended to qualify as “incentive stock options” under the Code. The stock options will provide for the right to purchase shares of common stock at a specified price and will become exercisable after the grant date, pursuant to the terms established by the Board. The per share option exercise price may not be less than 100 percent of the fair market value of a share of common stock on the grant date.

●	Restricted Stock. The 2017 Equity Plan authorizes awards of restricted stock, to be subject to any restrictions the Board may impose, such as satisfaction of service-based or performance-based vesting conditions, or restrictions on the right to vote or receive dividends. The minimum vesting period of such awards is one year from the grant date.

●	Common Stock Grants. The 2017 Equity Plan also authorizes grants of unrestricted shares of common stock. Such awards may be subject to any terms and conditions the Board may determine.

●	Additional Cash Award to Offset Taxes. In connection with the grant of restricted stock or unrestricted shares of common stock, the Board may provide for the payment of a cash award to the non-employee director in order to offset the amount of taxes incurred in connection with such award.

All awards are subject to the terms of the 2017 Equity Plan and any other terms and conditions as the Board may deem appropriate.

Director Fees Payable in Shares. The 2017 Equity Plan permits non-employee directors to elect to receive shares of common stock in lieu of all or a portion of the cash payments to be made by the Corporation for annual retainers, meeting fees and other services performed as a non-employee director.

Non-transferability. Awards (and rights under awards) under the 2017 Equity Plan may not be transferred except by will or the laws of descent and distribution. The Board, in its discretion and subject to such additional terms and conditions as it determines, may also permit a participant to transfer a stock option to certain family members.

Adjustment for Certain Corporate Changes. In the event of a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of common stock or other securities of the Corporation, issuance of warrants or other rights to purchase shares of common stock or other securities of the Corporation or other similar corporate transaction or event, other than a regular cash dividend, which affects shares requiring an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2017 Equity Plan, the Board shall, in such manner it deems equitable, make appropriate adjustments to the number and type of shares of common stock available for grant, the number and type of shares of common stock subject to outstanding awards and the purchase or exercise price with respect to any award.

Amendment. The Board may amend, alter, suspend, discontinue or terminate the 2017 Equity Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the NYSE. The Board may amend, alter, suspend, discontinue or terminate an outstanding award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such award in any material respect without the consent of the holder.

Term. The 2017 Equity Plan expires on May 9, 2027, unless earlier terminated by the Board.

Separation from Service. The 2017 Equity Plan authorizes the Board to determine all terms relating to the exercise, cancellation, forfeiture or other disposition of any award upon a non-employee director’s separation of service. In the event of a separation from service by reason of death, disability or change in control, each award granted under the 2017 Equity Plan will become fully exercisable and vested. In the event of a separation from service by reason of an eligible retirement, in the case of an option award, such award shall become fully exercisable and vested upon the date of retirement. In the event of a separation from service by reason of hardship or other special circumstances of a participant who holds an option award, restricted stock award or a common stock grant award, the Board or the Chairman may in its (or his or her) sole discretion take any action it (or he or she) deems to be equitable under the circumstances or in the best interests of the Corporation.

Under the 2017 Equity Plan, a change in control of the Corporation generally means (a) certain acquisitions of 35% or more of the then outstanding shares of common stock, (b) a change in the Board resulting in the incumbent directors ceasing to constitute at least a majority of the Board or (c) the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Corporation (unless, among other conditions, the Corporation’s stockholders receive more than 50% of the stock of the resulting company).

New Plan Benefits. Although the Corporation anticipates that awards will be made to non-employee directors following the effective date and during the term of the 2017 Equity Plan, no specific determinations have been made regarding the timing, size or terms of individual awards at this time. As noted above, only non-employee directors will be eligible to receive awards under the 2017 Equity Plan. Therefore, executive officers who are also directors will not be eligible to receive benefits under the 2017 Equity Plan. The timing, size, terms and recipients of such awards are determined from time to time by the Board in its discretion.

Federal Income Tax Consequences

The following is a brief overview of the U.S. federal income tax consequences generally arising with respect to awards under the 2017 Equity Plan. This summary is not intended to be exhaustive and does not describe state, local or non-U.S. tax consequences.

Tax Consequences to Participants. The tax consequences to the participants depend on the type of award granted under the 2017 Equity Plan.

●	Stock Options. In general: (i) no income will be recognized by the participant at the time a stock option is granted; (ii) at the time of exercise of a stock option, ordinary income will be recognized by the participant in an amount equal to the excess of the fair market value of the shares over the option price paid for the shares, if they are unrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on whether the shares have been held for more than one year.

●	Restricted Stock. A participant receiving restricted stock will not recognize ordinary income at the time of grant unless the participant makes an election to be taxed at such time. If such election is not made, the participant will recognize ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the stock at such time over the amount, if any, paid for the stock. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize ordinary income, rather than dividend income, in an amount equal to the dividends paid. Upon disposition of such stock, any appreciation (or depreciation) in the value of the stock after the date the restrictions lapsed will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period. If a participant properly makes an election to be taxed at the time the restricted stock is granted, the participant will recognize ordinary income on the date of grant equal to the excess of the fair market value of the stock at such time over the amount, if any, paid for such stock. The participant will not recognize any income at the time the restrictions lapse. Upon disposition of such stock, any appreciation (or depreciation) in the value of the stock after the date the restricted stock was granted will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

●	Common Stock Grants. A participant receiving a common stock grant will recognize ordinary income upon the grant of such shares in an amount equal to the fair market value of any such shares delivered by the Corporation less the amount, if any, paid for such shares. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of grant will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

●	Director Fees Payable in Shares. A participant receiving director fees in shares will recognize ordinary income upon the issuance or delivery of such shares in an amount equal to the fair market value of any such shares delivered by the Corporation. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of grant will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

Tax Consequences to the Corporation. To the extent that a participant recognizes ordinary income in the circumstances described above, the Corporation will be entitled to a corresponding deduction to the extent that such a deduction is authorized under Section 162 of the Code.

Required Vote

The 2017 Equity Plan must be approved, in accordance with the NYSE Listed Company Manual, by the affirmative vote of a majority of the votes cast on the proposal at the meeting. Broker non-votes will not be counted for purposes of determining whether this proposal has received sufficient votes for approval. Pursuant to the NYSE Listed Company Manual, abstentions will be treated as “votes cast” and will have the same effect as a vote “against” this proposal for purposes of determining whether this proposal has been approved.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE 2017 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS OF HNI CORPORATION.

PROPOSAL NO. 7 – APPROVAL OF THE HNI CORPORATION MEMBERS’ STOCK PURCHASE PLAN

General

On February 15, 2017, the Board adopted the HNI Corporation Members’ Stock Purchase Plan (the “2017 MSPP”). The terms of the 2017 MSPP are consistent with the terms of the HNI Corporation 2002 Members’ Stock Purchase Plan (f/k/a HON INDUSTRIES Inc. 2002 Members’ Stock Purchase Plan), as amended (the “2002 MSPP”), and upon approval, the 2017 MSPP will replace the 2002 MSPP. As of March 10, 2017, there were approximately 298,105 shares of common stock that remained available for future issuance under the 2002 MSPP and which will cease to be available for future grants if the 2017 MSPP is approved by shareholders. The Corporation takes pride in its member-owner culture and for more than 40 years has maintained programs to facilitate the purchase of common stock by members.

Summary of the 2017 MSPP

The following is a summary of the 2017 MSPP, which is qualified in its entirety by reference to the full text of the 2017 MSPP. A copy of the full text of the 2017 MSPP is included as Appendix D to this proxy statement.

Purpose. The 2017 MSPP is intended to (i) advance the interests of the Corporation and its shareholders by strengthening the Corporation’s ability to attract and retain members who have the training, experience and ability to enhance the profitability of the Corporation and (ii) align the interests of members with the interests of shareholders by rewarding members upon whose judgment, initiative and effort the success of the Corporation largely depends.

Administration. The 2017 MSPP is administered by a management committee consisting of not less than three members appointed by the Board (the “MSPP Committee”). The MSPP Committee has the authority to (i) interpret and construct the 2017 MSPP and the options granted thereunder, (ii) establish policies, procedures and rules related to the operation and administration of the 2017 MSPP, (iii) make adjustments in the option price and the number and kind of optioned shares as may be equitably required as a result of certain transactions and events affecting the common stock and (iv) subject to certain limitations, amend the provisions of the 2017 MSPP. The interpretation and construction by the MSPP Committee of any provision of the 2017 MSPP or of any option granted under it will be final.

Eligibility. Any person who is employed by the Corporation or a Subsidiary (as defined below) and who customarily works 20 hours or more per week, and who customarily works for five months or more in any calendar year is eligible to participate in the 2017 MSPP. A “Subsidiary” is defined under the 2017 MSPP as any corporation designated by the MSPP Committee that is a direct or indirect wholly owned subsidiary of the Corporation. As of March 10, 2017, approximately 7,700 members were eligible to participate in the 2017 MSPP.

Shares Authorized. The Board has reserved 800,000 shares of common stock for issuance under the 2017 MSPP.

Terms of Options and Acceptance. On the first business day of each fiscal quarter during which the 2017 MSPP is in effect (the “Entry Date”), each eligible, participating member will be granted an option to purchase shares of common stock. A member will evidence acceptance of the option by executing and providing to the Corporation a Subscription and Authorization Form (the “Form”). Each eligible member may elect that his or her compensation be reduced by a specified dollar amount. Notwithstanding the foregoing, a member will not be granted options under the Plan if (i) immediately after the option is granted, the member would have the right to purchase shares of common stock having a fair market value as of the relevant Exercise Date (as defined below) in excess of $21,250 (85% of $25,000) in any calendar year, or (ii) immediately after the option was granted (and assuming the purchase of all stock which such member has the right to purchase), such member would own 5% or more of the total combined voting power or value of all classes of stock of the Corporation or of any Subsidiary.

Once a member elects to participate in the 2017 MSPP, the member automatically will be deemed to have elected to participate in subsequent quarterly offering periods unless he or she withdraws from the 2017 MSPP or reaches one of the limitations described in the preceding paragraph. A member’s subscription to purchase shares during a quarter may be reduced by the MSPP Committee without notice to the member to the extent necessary to avoid exceeding a limitation imposed by the 2017 MSPP or by law.

Purchase of Stock. The purchase of shares of common stock takes place automatically on the last business day of each fiscal quarter during which the 2017 MSPP is in effect (the “Exercise Date”). The option shall be deemed automatically exercised on the Exercise Date to the extent of payments received from the member. If the number of shares which may be registered on any Exercise Date exceeds the number of shares authorized for issuance under the 2017 MSPP, the shares authorized for issuance will be made available for purchase on a pro-rata basis.

After each Exercise Date, the Corporation will deliver the shares purchased by the member to a brokerage account established for the member at a Corporation-designated brokerage firm. The shares will be held in the brokerage account until the member sells such shares or transfers them to other accounts or to another brokerage firm.

Price and Payment. The option price of shares purchased on any Exercise Date will be 85% of the fair market value of such stock on the Exercise Date. Payment of the option price through payroll deductions must be paid in full in U.S. dollars no later than the applicable Exercise Date. Minimum payroll deductions are $5.00 for members paid weekly and $10.00 for members paid semimonthly or biweekly. No interest is earned on any payroll deductions.

Termination of Employment. If a member terminates employment with the Corporation or a Subsidiary for any reason, the accumulated funds in his or her account at the time of termination will be used to purchase shares of common stock on the next Exercise Date, and the member will have no further rights under the 2017 MSPP.

Corporate Transactions. In the event of a proposed dissolution or liquidation of the Corporation, the offering period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the MSPP Committee. In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation in accordance with Section 424 of the Code, unless the Board or MSPP Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period then in progress by setting a new Exercise Date or to cancel each outstanding option and refund all sums collected from members during the offering period then in progress.

Rights as a Shareholder. The members shall have no rights as shareholders with respect to any common stock covered by options until the options are exercised and the purchase price is paid in full.

Duration. No options may be granted pursuant to the 2017 MSPP after the earlier of (i) the date on which the maximum number of shares of common stock authorized under the 2017 MSPP have been purchased under the 2017 MSPP or (ii) the date as of which the Board terminates the 2017 MSPP.

Federal Income Tax Consequences.

The following is a brief summary of the U.S. federal income tax consequences that may occur based on the federal income tax laws currently in effect. This summary is not intended to be exhaustive and does not describe state, local or non-U.S. tax consequences.

The 2017 MSPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Assuming the 2017 MSPP continues to qualify under Section 423 of the Code, participants will not recognize income for federal income tax purposes either upon enrollment in the 2017 MSPP or upon purchasing shares under the 2017 MSPP.

If the shares are held more than two years from the applicable Exercise Date, the participant will recognize ordinary income in an amount equal to the lesser of (i) 15% of the fair market value of the shares on the Exercise Date or (ii) the amount by which the fair market value of the shares at the time of the sale exceeds the purchase price, and any gain in excess of the fair market value of such shares on the Exercise Date will be taxable at long-term capital gain rates.

If the shares are not held for the minimum period described in the preceding paragraph, the participant will recognize ordinary income in the amount by which the fair market value of the shares on the Exercise Date exceeded the option price. This ordinary income is not limited to the gain from the sale of the stock. The participant’s basis in the stock is increased by the amount of the ordinary income. The difference between the increased basis and the selling price of the stock is a capital gain or loss.

If a participant should die owning shares acquired under the 2017 MSPP, he or she will be deemed to have disposed of his or her shares on the date of death and will realize ordinary income to the extent of the ordinary income component described in the preceding paragraphs, as applicable, but no capital gain will result until the time of a subsequent sale, when the amount of gain will typically be equal to the excess of the selling price over the fair market value of the shares on the date of death or the alternative valuation date for federal estate tax purposes.

Required Vote

The 2017 MSPP must be approved, in accordance with the NYSE Listed Company Manual, by the affirmative vote of a majority of the votes cast on the proposal at the meeting. Broker non-votes will not be counted for purposes of determining whether this proposal has received sufficient votes for approval. Pursuant to the NYSE Listed Company Manual, abstentions will be treated as “votes cast” and will have the same effect as a vote “against” this proposal for purposes of determining whether this proposal has been approved.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE HNI CORPORATION MEMBERS’ STOCK PURCHASE PLAN.

DIRECTOR COMPENSATION

Each independent Director receives an annual retainer of $163,200, of which $65,280 is paid in cash in equal installments of $16,320 at each quarterly Board meeting (prior to the May 10, 2016 Board meeting, the cash retainer was $65,000) and $97,920 is paid in the form of a Common Stock grant issued under the 2007 Equity Plan following the May Board meeting (prior to the May 10, 2016 Board meeting, the Common Stock retainer was $95,000). In 2016, each independent Director received:

●	a cash installment payment of $16,250 at the February Board meeting and $16,320 at each of the May, August and November Board meetings; and

●	a $97,920 Common Stock grant at the May Board meeting.

The Lead Director receives an additional annual retainer of $19,000 (prior to the May 10, 2016 Board meeting, the retainer was $17,500). Each Audit Committee member receives an additional annual retainer of $6,000 (prior to the May 10, 2016 Board meeting, the retainer was $4,000). The Chairperson of the Audit Committee receives an additional annual retainer of $15,000. The Chairpersons of the Compensation Committee and Governance Committee each receive an additional annual retainer of $10,000. As with the cash portion of the annual retainer for Board service, retainers for committee Chairpersons, Lead Director or Audit Committee service are paid in equal installments at each quarterly Board meeting.

Independent Directors may receive an additional $1,000 for each meeting attended if they are required to travel six hours or more on a round-trip basis. Directors are also reimbursed for travel and related expenses incurred to attend meetings. For purposes of determining Director compensation, an independent Director is anyone who is not a member of the Corporation. Directors who are members of the Corporation do not receive additional compensation for service on the Board.

The Corporation’s policy with regard to Common Stock ownership by independent Directors is for each Director to own Common Stock with a market value of five times or more the cash portion of the annual retainer. To promote Common Stock ownership, Directors are required to receive one-half of the cash portion of their annual retainer in the form of shares of Common Stock to be issued under the 2007 Equity Plan or, to the extent the Director participates in the HNI Corporation Directors Deferred Compensation Plan (the “Directors Deferred Plan”), in the form of nonvoting share units to be credited to the Director’s account under the Directors Deferred Plan. This requirement does not, however, apply to any Director owning Common Stock with a market value of five times or more the cash portion of the annual retainer. As of the end of 2016, all of the Corporation’s independent Directors were in compliance with the Corporation’s policy with regard to stock ownership.

In addition to acquiring Common Stock as partial payment of their annual retainer, independent Directors can also acquire Common Stock in several other ways. Under the 2007 Equity Plan, Directors may elect to receive all or a portion of their cash retainers in the form of shares of Common Stock. Under the Directors Deferred Plan, each Director has the opportunity to defer up to 100% of his or her retainers. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units that fluctuate in value based on the price increase or decrease of Common Stock and earn dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting shares units. For any cash compensation deferred to the Corporation’s notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of Common Stock on the date the compensation would have otherwise been paid. Each Director participating in the Directors Deferred Plan elects, on an annual basis, the date or dates of distribution (i.e., a Director can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any amounts he or she has deferred. In addition, each independent Director is eligible to receive awards of stock options to purchase Common Stock, restricted stock or Common Stock grants, or any combination thereof, under the 2007 Equity Plan in the amounts as the Board may authorize.

In May 2016, each of Mses. Bell, Francis, Jones and Smith and Messrs. Calado, Porcellato, Stern and Waters was granted 2,223 shares of Common Stock under the 2007 Equity Plan. In August 2016, Mr. Hartnett was granted 1,376 shares of Common Stock under the 2007 Equity Plan. The Corporation does not have a non-equity incentive plan for independent Directors. As of the Record Date, the Corporation has never issued stock options to purchase Common Stock or shares of restricted stock to the independent Directors and all shares of Common Stock issued to Directors in lieu of cash retainer amounts were fully vested upon issuance.

Director Compensation for 2016

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Mary A. Bell	65,210	97,920	—	1,834	164,964
Miguel M. Calado	67,710	97,920	—	1,834	167,464
Cheryl A. Francis	90,460	97,920	—	1,834	190,214
John R. Harnett	35,640	73,440	—	757	109,837
James R. Jenkins	24,250	—	636	1,834	26,720
Mary K.W. Jones	65,210	97,920	—	1,834	164,964
Dennis J. Martin	18,750	—	—	1,834	20,584
Larry B. Porcellato	70,710	97,920	318	1,834	170,782
Abbie J. Smith	85,710	97,920	—	1,834	185,464
Brian E. Stern	72,710	97,920	—	1,834	172,464
Ronald V. Waters, III	75,210	97,920	2,682	1,834	177,646

Notes

(1)	For 2016, the independent Directors listed in the table above each earned the following fees: Ms. Bell - $65,210 annual retainer; Mr. Calado - $65,210 annual retainer plus $1,500 retainer for service on the Audit Committee and $1,000 for travel in excess of 6 hours on one occasion; Ms. Francis - $65,210 annual retainer plus $5,500 retainer for service on the Audit Committee, $15,000 retainer for service as Chairperson of the Audit Committee and $4,750 for a missed quarterly retainer payment for service on the Audit Committee; Mr. Hartnett - $32,640 annual retainer plus $3,000 retainer for service on the Audit Committee; Mr. Jenkins (service ended after May 10, 2016 meeting) – $16,250 annual retainer plus $5,000 retainer for service as Chairperson of the Governance Committee and $3,000 for travel in excess of 6 hours on three occasions; Ms. Jones - $65,210 annual retainer; Mr. Martin (service ended after May 10, 2016 meeting) - $16,250 annual retainer plus $2,500 retainer for service on the Audit Committee; Mr. Porcellato – $65,210 annual retainer plus $5,500 retainer for service on the Audit Committee; Ms. Smith – $65,210 annual retainer plus $18,625 retainer for service as Lead Director and $1,875 for a missed quarterly retainer payment; Mr. Stern – $65,210 annual retainer plus $7,500 retainer for service as Chairperson of the Governance Committee; and Mr. Waters - $65,210 annual retainer plus $10,000 retainer for service as Chairperson of the Compensation Committee. Mses. Francis and Bell elected to receive 100% of cash retainer in the form of shares of Common Stock under the 2007 Equity Plan, which equated to the following: Ms. Francis - 2,087 shares.; Ms. Bell - 1,523. Ms. Jones and Mr. Hartnett received 50% of cash retainer in the form of shares of Common Stock under the 2007 Equity Plan, which equated to to the following: Ms. Jones - 691; Mr. Hartnett - 352. Ms. Smith elected to receive 100% and Mr. Jenkins elected to receive 50% of their cash retainers in the form of nonvoting share units under the Directors Deferred Plan, which equated to the following number of nonvoting share units: Ms. Smith – 1,993; and Mr. Jenkins – 321.

(2)	Represents the portion of the annual retainer paid in the form of shares – a $97,920 Common Stock grant authorized by the Board on May 10, 2016 under the 2007 Equity Plan. Each independent Director serving on the Board as of May 10, 2016, was issued 2,223 shares of Common Stock at a price of $44.04 (the closing price of a share of Common Stock on the date of grant, May 10, 2016) for a total grant date fair value of $97,901, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $97,920 Common Stock grant authorized by the Board and the actual value of Common Stock issued ($97,901) was approximately $19. As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the 2007 Equity Plan, the Corporation paid each independent Director serving on the Board as of May 10, 2016, $19, either in the form of cash in lieu of a fractional share for those Directors that did not elect to defer their Common Stock grant under the Directors Deferred Plan or in the form of a fractional share for those Directors that did elect to defer their Common Stock grant under the Directors Deferred Plan. Ms. Smith deferred 100% of her Common Stock grants under the Directors Deferred Plan. There are no unexercised option awards or unvested stock awards outstanding as of the end of 2016 for any of the Directors.

(3)	Includes above-market interest earned on cash compensation deferred under the Directors Deferred Plan. Interest on deferred cash compensation is earned at one percent over the prime rate. Above-market earnings represent the difference between the interest earned under the Directors Deferred Plan and 120% of the applicable federal long-term rate. Mr. Jenkins deferred 50% of his cash compensation. Above-market interest earned by Mr. Porcellato is for cash compensation deferred prior to January 1, 2007, and interest earned by Mr. Waters is for cash compensation deferred prior to January 1, 2010.

(4)	Includes dividends earned on Common Stock grants during 2016.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

On the Record Date, there were 44,092,971 Outstanding Shares. On that date, to the Corporation’s knowledge, there were three shareholders who owned beneficially more than 5% of all Outstanding Shares. The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these entities. Unless otherwise indicated, the Corporation believes each of the entities listed below has sole voting and investing power with respect to all the shares of Common Stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies (1) One State Farm Plaza Bloomington, Illinois 61710	7,385,624	(2)	16.8%
BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	4,409,630	(4)	10.0%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355	3,619,006	(6)	8.2%

Notes

(1)	State Farm Insurance Companies consists of the following entities: State Farm Mutual Automobile Insurance Company; State Farm Fire and Casualty Company; State Farm Investment Management Corp.; State Farm Insurance Companies Employee Retirement Trust; State Farm Mutual Fund Trust; State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees; State Farm Life Insurance Company; State Farm Associates Funds Trust - State Farm Growth Fund; State Farm Associates Funds Trust - State Farm Balanced Fund; and State Farm Variable Product Trust.

(2)	Information is based on a Schedule 13G filed January 23, 2017 with the SEC by State Farm Insurance Companies for the period ended December 31, 2016. Of the 7,385,624 shares beneficially owned, State Farm Insurance Companies has sole voting and investment power with respect to 7,366,400 shares and shared voting and investment power with respect to 19,224 shares.

(3)	The following subsidiaries of BlackRock, Inc. hold the shares of Common Stock noted: BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Financial Management, Inc.; BlackRock Asset Management Ireland Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock International Limited; and BlackRock (Netherlands) B.V.

(4)	Information is based on a Schedule 13G/A filed March 9, 2017 with the SEC by BlackRock, Inc., for the period ended December 31, 2016. Of the 4,409,630 shares beneficially owned, BlackRock Inc. has sole investment power with respect to all shares and sole voting power with respect to 4,305,508 shares.

(5)	The following subsidiaries of The Vanguard Group, Inc. hold the shares of Common Stock noted: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(6)	Information is based on a Schedule 13G/A filed February 13, 2017 with the SEC by The Vanguard Group, Inc., for the period ended December 31, 2016. Of the 3,619,006 shares beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to 89,532 shares, shared voting power with respect to 5,068 shares, sole investment power with respect to 3,526,638 shares, and shared investment power with respect to 92,368 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of Common Stock as of the Record Date for each Director and nominee for Director, each Named Executive Officer and for all current Directors and executive officers of the Corporation as a group. The address of the persons listed below is 600 East Second Street, Muscatine, Iowa 52761.

Name of Beneficial Owner	Common Stock (1)	Common Stock Units (2)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof	Total Stock and Stock-Based Holdings	Percent of Class (3)
Stan A. Askren	144,688	71,082	864,925	1,080,695	2.5%
Mary A. Bell	12,834	30,021	—	42,855	*
Miguel M. Calado	47,636	—	—	47,636	*
Cheryl A. Francis	58,421	—	—	58,421	*
John R. Hartnett	2,014	—	—	2,014	*
Mary K.W. Jones	3,803	—	—	3,803	*
Larry B. Porcellato	15,152	18,735	—	33,887	*
Abbie J. Smith	2,956	49,247	—	52,203	*
Brian E. Stern	42,511	—	—	42,511	*
Ronald V. Waters, III	21,868	14,521	—	36,389	*
Jerald K. Dittmer	30,911	—	118,849	149,760	*
Jeffrey D. Lorenger	26,753	—	141,514	168,267	*
Kurt A. Tjaden	38,456	—	161,272	199,728	*
Marco M. Molinari	39,370	—	157,436	196,806	*
All Directors and executive officers as a group – (19 persons)	534,886	183,606	1,559,866	2,278,358	5.2%

Notes

(1)	Includes restricted shares held by executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above, except Mr. Askren’s spouse shares voting and investment power with respect to 7,588 of the 144,688 shares listed above for Mr. Askren, and Mr. Calado’s former spouse shares voting and investment power with respect to 4,000 of the 47,636 shares listed above for Mr. Calado.

(2)	Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under either the Deferred Plan or the Directors Deferred Plan. For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 27 and the Nonqualified Deferred Compensation Table on page 34 of this Proxy Statement. For additional information on the Directors Deferred Plan, see “Director Compensation” on page 48 of this Proxy Statement.

(3)	* less than 1%.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016, about Common Stock which may be issued under the Corporation’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	3,780,673 (1)	31.69	3,227,460 (4)
Equity Compensation Plans not approved by security holders	217,135 (2)	––	612,972 (5)
Total	3,997,808	31.69	3,840,432

Notes

(1)	Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the Stock Plan – 3,506,238; (ii) shares to be issued upon the vesting of outstanding RSUs under the Stock Plan – 63,500; and (iii) the target value of the 2016 Annual Incentive Plan awards for all award recipients divided by $55.92, the closing price of a share of Common Stock on December 31, 2016, the last trading day of Fiscal 2016 – 210,935. As of the last day of Fiscal 2016, there were no outstanding warrants or rights under the Stock Plan or the Prior Stock Plan and options, warrants, rights or RSUs under the 2007 Equity Plan or the 1997 Equity Plan for Non-Employee Directors. The number of shares attributable to Annual Incentive Plan awards also overstates expected Common Stock dilution as the Corporation did not pay out any portion of the 2016 Annual Incentive Plan awards for any recipient in the form of Common Stock.

(2)	Includes the nonvoting share units credited to the account of individual executive officers or Directors under either the Deferred Plan – 68,009 or the Directors Deferred Plan – 149,126. For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 27 and the Nonqualified Deferred Compensation Table on page 34 of this Proxy Statement. For additional information on the Directors Deferred Plan, see “Director Compensation” on page 48 of this Proxy Statement.

(3)	This column does not take into account any of the RSUs, Long-Term Performance Plan awards, Annual Incentive Plan awards or nonvoting share units discussed in Notes 1 and 2 above.

(4)	Includes shares available for issuance under the Stock Plan – 2,764,917, the 2007 Equity Plan – 164,438 and the 2002 MSPP – 298,105. Of the 9,000,000 shares (increased from 5,000,000 in 2013 amendment) originally available for issuance under the Stock Plan, no more than 3,000,000 (increased from 2,000,000 in 2013 amendment) of the shares can be issued as full-value awards. At the end of 2016, 1,897,594 of the 3,000,000 shares reserved for full-value awards were available for issuance. Of the remaining shares available for issuance under the 2007 Equity Plan, all can be issued as full-value awards. The 2002 MSPP allows members to purchase Common Stock at 85% of the closing share price on each quarterly exercise date up to an annual aggregate amount of $25,000 per year and is available generally to all members.

(5)	Includes nonvoting share units available for issuance under the Deferred Plan – 235,692 and the Directors Deferred Plan – 377,280.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Directors and executive officers of the Corporation, and certain persons who own more than 10% of the Outstanding Shares, are required to report their ownership of Common Stock and changes in ownership to the SEC and the NYSE. Specific due dates for these reports have been established by the SEC, and the Corporation is required to report in this Proxy Statement any known failure to file by these dates during 2016.

Based solely on a review of copies of the reports the Corporation has received, or written representations from certain reporting persons, the Corporation believes during 2016 all reporting persons made all filings required by Section 16(a) of the Exchange Act on a timely basis except as follows: due to an administrative oversight on the part of the Corporation (i) Vincent P. Berger, President, Hearth & Home Technologies, was one business day past the filing deadline pertaining to the award of stock options of the Corporation for which a Form 4 was filed May 13, 2016, and (ii) Jerald K. Dittmer, Executive Vice President, HNI Corporation; President, The HON Company, was three business days past the filing deadline pertaining to an exercise of options and sale of the underlying shares for which a Form 4 was filed on August 23, 2016.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2018 Annual Meeting must be received at the Corporation’s executive offices no later than November 24, 2017 to be included in the proxy statement and form of proxy. All shareholder notice of proposals submitted outside the processes of Exchange Act Rule 14a-8 must be received between February 8, 2018 and March 10, 2018 to be considered for presentation at the 2018 Annual Meeting, but will not be included in the proxy statement. In addition, shareholder proposals must comply with the informational requirements contained in Section 2.16(a)(2) of the By-laws in order to be presented at the 2018 Annual Meeting. On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of the By-laws.

OTHER MATTERS

The Board knows of no other matters that will be brought before the Meeting, but, if other matters properly come before the Meeting, it is intended the persons named in the proxy will vote the proxy according to their best judgment.

On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of its Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and schedules, filed with the SEC. The report is also available on the Corporation’s website at www.hnicorp.com, under “Investors - Financial Reporting - SEC Filings.”

Information set forth in this Proxy Statement is as of March 24, 2017, unless otherwise noted.

Steven M. Bradford

Senior Vice President, General Counsel and Secretary

March 24, 2017

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report on page 15 of this Proxy Statement and the Compensation Committee Report on page 29 of this Proxy Statement shall not be incorporated by reference into any such filings.

An Annual Report to Security Holders, including financial statements and schedules, of the Corporation for 2016 is being mailed to shareholders of the Corporation together with this Proxy Statement. The Annual Report to Security Holders does not form any part of the material for the solicitation of proxies.

APPENDIX A

* GAAP to non- GAAP reconciliation	2016			2015			2014
	Gross Profit	Net Income	Earnings Per Share	Gross Profit	Net Income	Earnings Per Share	Gross Profit	Net Income	Earnings Per Share
GAAP amount	$835,013	$85,577	$1.88	$847,398	$105,436	$2.32	$784,200	$61,471	$1.35
% of Net sales	37.9%	3.9%		36.8%	4.6%		35.3%	2.8%
Adjustments
Restructuring and impairment	$5,302	$16,308		$792	$12,569		$5,213	$38,232
Transition costs	$9,334	$9,334		$4,704	$4,704		$4,894	$4,894
(Gain) loss on sales of assets	—	$22,613		—	$—		—	$(10,723)
Building donation	—	$4,397		—	$—		—	—
Non-recurring gain	—	$(2,042)		—	$—		—	—
Total adjustments	$14,636	$50,610		$5,496	$17,273		$10,107	$32,403
Tax impact of adjustments	—	$(16,997)		—	$(5,689)		—	$(4,144)
Non-GAAP amount	$849,649	$119,190	$2.62	$852,894	$117,020	$2.58	$794,307	$89,730	$1.97
% of Net Sales	38.6%	5.4%		37.0%	5.1%		35.7%	4.0%

HNI CORPORATION 600 EAST SECOND STREET MUSCATINE, IA 52761

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1a.	Miguel M. Calado	☐	☐	☐

1b.	Cheryl A. Francis	☐	☐	☐

1c.	John R. Hartnett	☐	☐	☐

1d.	Larry B. Porcellato	☐	☐	☐

1e.	Brian E. Stern	☐	☐	☐

		For	Against	Abstain

2.	Ratify the Audit Committee’s selection of KPMG LLP as the Corporation’s independent registered public accountant for fiscal year ending December 30, 2017.	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

		For	Against	Abstain

3.	Advisory vote to approve Named Executive Officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following:	1 year	2 years	3 years	Abstain

4.	Advisory vote on the frequency of future advisory votes on named executive officer compensation. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following:		For	Against	Abstain

5.	Approval of the HNI Corporation 2017 Stock-Based Compensation Plan.	☐	☐	☐

6.	Approval of the 2017 Equity Plan for Non-Employee Directors of HNI Corporation.	☐	☐	☐

7.	Approval of the HNI Corporation Members’ Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by your proxies in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report with Form 10-K Wrap are available at

http://investors.hnicorp.com/Docs.

HNI CORPORATION Annual Meeting of Shareholders May 9, 2017 10:30 AM (CDT) This proxy is solicited by the Board of Directors

The shareholders hereby appoint(s) Steven M. Bradford and Marshall H. Bridges, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HNI CORPORATION the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM (CDT) on May 9, 2017, at the HNI Corporate Headquarters, 600 East Second Street, Muscatine, IA 52761, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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